Rule 424(b)(3)

Registration No. 333-255618

PROSPECTUS

5,806,864 Shares

Common Stock

This prospectus relates to the resale of 5,806,864 shares of our common stock, by the selling stockholder(s) identified in the selling stockholders tables beginning on page 18 of this prospectus (“Selling Stockholder(s)”). We will not receive any proceeds from the sale of these shares by the Selling Stockholders.

The Selling Stockholders will sell their shares of common stock at $0.08 per share until our shares are quoted on the OTCQB, OTCQX or listed on a national securities exchange, and thereafter, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, including, without limitation, in one or more transactions that may take place by ordinary brokerage transactions, privately-negotiated transactions or through sales to one or more underwriters or broker-dealers for resale. We provide more information about how a Selling Stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 20.

Information regarding the Selling Stockholders is provided under the “Selling Stockholders” section of this prospectus.

Our common stock is quoted on the Pink Sheets of the OTC Markets Group Inc., under the symbol “RBSH”. On November 18, 2021, the closing price of our common stock was $0.081 per share. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Our principal executive offices are located at 2629 Townsgate Road #215, Westlake Village, California 91361, telephone number 818-597-7552.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 4 of this prospectus before investing in our common stock.

The date of this prospectus is December 9, 2021

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not, authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

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USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

ADVISEMENT

We urge you to read this entire prospectus carefully, including the” Risk Factors” section and the financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) as well all subsequent reports we file with the SEC. As used in this prospectus, unless the context otherwise requires, the words “we,” “us,” “our,” “the Company,” “Rebus,” “Rebus Holdings,” and “Registrant” refer to Rebus Holdings, Inc. (fka Inspyr Therapeutics, Inc.). Also, any reference to “common stock” or “common shares” refers to our $0.0001 par value common stock. Also, any reference to “preferred stock” or “preferred shares” refers to our $0.0001 par value Series A preferred stock, our $0.0001 par value series B preferred stock our $0.0001 par value Series C preferred stock, our $0.0001 Series D preferred stock, our $0.0001 series E preferred stock, and our $0.0001 Series F Preferred Stock. The information contained herein is current as of the date of this prospectus, unless another date is specified. All references to common stock, share and per share amounts have been retroactively restated to reflect the 1:75 reverse stock split that became effective on October 12, 2021 as if it had taken place as of the beginning of the earliest period presented.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expense levels, business prospects and positioning with respect to the market for our proposed products, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations), express our current intentions, beliefs, expectations, strategies or predictions, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this Prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Our future operating results are dependent upon many factors which are outside our control. You should not place undue reliance on forward-looking statements. Forward-looking statements may not be realized due to a variety of factors, including, without limitation, our ability to:

●	continue to increase our corporate operations;

●	attract, build and retain a senior management team;

●	manage our business given continuing operating losses and negative cash flows;

●	obtain sufficient capital or a strategic business arrangement to fund our operations and expansion plans;

●	build the infrastructure necessary to support the growth of our business;

●	manage competitive factors and developments beyond our control;

●	manage scientific and medical developments which may be beyond our control;

●	manage the governmental regulation of our business including state, federal and international laws;

●	maintain and protect our intellectual property;

●	obtain patents based on our current and/or future patent applications;

●	obtain and maintain other rights to technology required or desirable to conduct or expand our business;

●	achieve any potential strategic benefits of licensing transactions, collaborations, acquisitions, or in-licensing of new technologies, if any;

●	successfully integrate the assets previously licensed to Ridgeway Therapeutics, Inc. pursuant to the termination of such license in October 2020; and

●	manage any other factors discussed in the “Risk Factors” section, and elsewhere in this Prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws. The risks discussed in this Prospectus should be considered in evaluating our business and future prospects.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus in evaluating our common stock. If any of the following events were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose your entire investment.

Risks Related to our Financial Position, Need to Raise Additional Capital, and Series F Preferred Stock

We were forced to curtail our operations due to a lack of operating capital and we will not be able to continue as a going concern if we do not obtain additional financing.

Since our inception, we have funded our operations through the sale of our securities. Our cash balances at December 31, 2020 were approximately $404,000. Despite raising $1,000,000 in gross proceeds through the sale of convertible debentures consisting of (i) $500,000 in January 2021 and (ii) $500,000 (for cash) in June 2021, our ability to continue as a going concern is still wholly dependent upon obtaining sufficient capital to fund our operations. We have no committed sources of additional capital and our access to capital funding is always uncertain. Accordingly, despite our ability to secure capital in the past, we cannot assure you that we will be able to secure additional capital through financing transactions, including issuance of debt, or through other means such as the licensing of our technology or grants. In the event that we are not able to secure additional funding, we may be forced to curtail operations, delay or stop ongoing clinical trials, cease operations altogether or file for bankruptcy.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditors’ report on our December 31, 2020 consolidated financial statements expressed an opinion that our capital resources as of the date of their audit report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Our current cash level raises substantial doubt about our ability to continue as a going concern past the second quarter of 2022. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

If we do not raise sufficient capital, we may lose rights to certain intellectual property which is the basis of our lead product candidates.

In October 2020, pursuant to the cancellation of a license agreement, we reacquired the rights to US Patent 9,593,118, which covers both A2B and dual A2A/A2B antagonists. The intellectual property contained in US Patent 9,593,118 is the basis of our lead product candidates. As a condition to the cancelation of the license, we are required to raise an aggregate of $5 million prior to October of 2023. If we are unable to raise such capital, the license cancelation will be revoked and the license will reinstated in exchange for the return of the Common Shares and Series F Preferred Stock. In such event, we will lose all rights to the technology which forms the basis of our lead product candidate which will have a material adverse effect on our business and prospects.

Our shareholders will experience substantial dilution upon the conversion of our Series F Preferred Stock.

On October 5, 2020, we reacquired the rights to certain intellectual property that is the basis of our lead proposed product. In exchange for the cancelation of the prior license, which resulted in our reacquisition of such technology, we issued 8,000 shares of Series F Preferred Stock. The 8,000 shares of Series F Preferred Stock are convertible into an aggregate of 80% of our issued and outstanding Common Stock immediately prior to conversion. Upon conversion, our shareholders will experience substantial dilution.

Risks Relating to Our Stage of Development and Business

If we are unable to successfully attract and retain a new management team and secure additional members and employees, our business could be harmed.

On June 16, 2021, Michael Cain, our interim chief executive officer and principal accounting officer resigned as an officer and as a member of the Board of Directors. On August 16, 2021, we appointed Raul Silvestre as interim chief executive officer and principal accounting officer. We will need to augment senior management as well as engage additional personnel to execute our business plan and grow our business. Our success depends largely on the development and execution of our business strategy by our management team. The recent transitions in our executive team may be disruptive to our business, and if we are unable to manage an orderly transition, our business may be adversely affected. Additionally, since our management team consists of only one individual, Mr. Silvestre, the loss of Mr. Silvestre would likely harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms, if at all. Additionally, we cannot assure you that management will succeed in working together as a team. In the event that we are unsuccessful, our business and prospects could be harmed.

We are an early-stage company, have no product revenues, are not profitable and may never be profitable.

From inception through September 30, 2021, we have raised approximately $39.1 million through the sale of our securities and exercise of outstanding warrants. During this same period, we have recorded an accumulated deficit of approximately $64.3 million. Our net losses for the two most recent fiscal years ended December 31, 2020 and 2019 were $6,295,000 and $934,000, respectively. Our increase in net losses is primarily the result of a loss from the change in fair value of our derivative instruments and the cost attributable to the termination of our license with Ridgeway Therapeutic, Inc., partially offset by an increase in gains from conversion of debt and a decrease in interest expense. None of our products in development have received approval from the United States Food and Drug Administration or FDA, or other regulatory authorities; we have no sales and have never generated revenues nor do we expect to for the foreseeable future. We have currently curtailed our pre-clinical and clinical trials related to mipsagargin and are currently focusing our efforts on the development of our adenosine receptor modulators. We expect to incur significant operating losses for the foreseeable future as we continue the research, pre-clinical and clinical development of our product candidates as well as the possible in-licensing of additional clinical and pre-clinical assets. Accordingly, we will need additional capital to fund our continuing operations and any expansion plans. Since we do not generate any revenue, the most likely sources of such additional capital include the sale of our securities, a strategic licensing collaboration transaction or joint venture involving the rights to one or more of our product candidates, or from grants. To the extent that we raise additional capital by issuing equity securities, our stockholders are likely to experience dilution with regard to their percentage ownership of the company, which may be significant. If we raise additional funds through collaborations or licensing arrangements, we may be required to relinquish some or all the rights to our technologies, product candidates, or grant licenses on terms that are not favorable to us. If we raise additional capital by incurring debt, we could incur significant interest expense and become subject to covenants that could affect the manner in which we conduct our business, including securing such debt obligations with our assets.

Our product candidates are at various stages of early development and significant financial resources are required to develop commercially viable products and obtain regulatory approval to market and sell such products. We will need to devote significantly more research and development efforts, financial resources and personnel to develop commercially viable products and obtain regulatory approvals. We may encounter hurdles and unexpected issues as we proceed in the development of our other product candidates. While initial data from our research appear promising, the outcome of the pre-clinical and development work is uncertain and future trials may ultimately be unsuccessful. If we fail to develop and successfully commercialize our product candidates, our business may be materially harmed and could fail.

We have a limited operating history as a company and may not be able to effectively operate our business.

Our limited staff and operating history mean that there is a high degree of uncertainty regarding our ability to:

●	develop and commercialize our technologies and proposed products;

●	obtain regulatory approval to commence the marketing of our products;

●	identify, hire and retain the needed personnel to implement our business plan;

●	manage growth;

●	achieve market acceptance or insurance reimbursement for any of our proposed products, if successfully developed; or

●	respond to competition.

No assurances can be given as to exactly when, if at all, we will be able to fully develop, and take the necessary steps to derive any revenues from our proposed product candidates.

We rely on technologies that we may not be able to commercially develop, which will prevent us from generating revenues, operating profitably or providing investors any return on their investment.

We have refocused our development on our adenosine receptor modulator technologies and our ability to generate revenue and operate profitably will depend on us being able to develop these technologies for human applications. We cannot guarantee that the results obtained in clinical evaluation of our therapies will be sufficient to warrant approval by the FDA for clinical use. Even if our therapies are approved for use by the FDA, there is no guarantee that they will exhibit an enhanced efficacy relative to competing products such that they will be adopted by the medical community. Without significant adoption by the medical community our product candidates will have limited commercial potential which will likely result in the loss of your entire investment.

Inability to complete pre-clinical and clinical testing and trials will impair the viability of the Company.

We are in the development stage and have not yet applied for approval by the FDA to conduct clinical trials. Even if we successfully file an IND application and receive clearance from the FDA to commence trials, the outcome of pre-clinical, clinical and product testing of our product candidates is uncertain, and if we are unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, we will be unable to commercially produce our proposed products. Before obtaining regulatory approvals for the commercial sale of any potential human products, our product candidates will be subjected to extensive pre-clinical and clinical testing to demonstrate their safety and efficacy in humans. No assurances can be given that the clinical trials of our product candidates, or those of licensees or collaborators, will demonstrate the safety and efficacy of such product candidates at all, or to the extent necessary to obtain appropriate regulatory approvals, or that the testing of such product candidates will be completed in a timely manner, if at all, or without significant increases in costs, program delays or both, all of which could harm our ability to generate revenues. In addition, our product candidates may not prove to be more effective for treating disease than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our product candidates. Many companies involved in biotechnology research and development have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm our ability to generate revenues, operate profitably or produce any return on an investment in our company.

Raising capital may be difficult as a result of our history of losses and limited operating history in our current stage of development.

When making investment decisions, investors typically look at a company’s management, earnings and historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our history of losses, new senior management team and relatively limited operating history in our current stage of development makes such evaluation, as well as any estimation of our future performance, substantially more difficult. As a result, investors may be unwilling to invest in us or on terms or conditions which are acceptable. If we are unable to secure additional financing, we may need to materially scale back our business plan and/or operations or cease operations altogether.

A pandemic, epidemic or outbreak of an infectious disease in the markets in which we operate or that otherwise impacts our facilities or advisors could adversely impact our business.

If a pandemic, epidemic, or outbreak of an infectious disease including the recent outbreak of respiratory illness caused by a novel coronavirus (COVID-19) or other public health crisis were to affect our facilities or those of our suppliers, our business could be adversely affected. A pandemic typically results in social distancing, travel bans and quarantine, and this may limit access to our facilities, management, support staff and professional advisors. These factors, in turn, may not only materially impact our operations and financial condition, but our overall ability to react timely to mitigate the impact of this event. Also, it may hamper our efforts to comply with our filing obligations with the Securities and Exchange Commission.

Business or economic disruptions or global health concerns could seriously harm our development efforts and increase our costs and expenses.

Broad-based business or economic disruptions could adversely affect our ongoing or planned research and development activities. For example, in November 2019 an outbreak of a novel strain of coronavirus originated in Wuhan, China, and has since spread around the world, including to the United States. To date, this outbreak has already resulted in extended shutdowns of many businesses around the world, including in the United States. Global health concerns, such as coronavirus, could also result in social, economic, and labor instability in the countries in which we or the third parties with whom we engage operate. We cannot presently predict the scope, severity and longevity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage or plan to engage, including the suppliers, clinical trial sites, regulators and other third parties with whom we conduct business or plan to conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted. It is also possible that global health concerns such as this one could disproportionately impact the hospitals and clinical sites in which we conduct or plan to conduct any of our clinical trials, which could have a material adverse effect on our business and our results of operation and financial condition.

Risks Related to Commercialization

The market for our proposed products is rapidly changing and competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change and innovation. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

As a pre-revenue company, our resources are limited, and we may experience challenges inherent in the early development of novel therapeutics. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic efforts compared to our proposed products. Our competitors may develop therapies that are safer, more effective and less costly than our proposed products and therefore, present a serious competitive threat to us.

The acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medications and treatments. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of other competing therapies may limit the potential for our proposed products, even if commercialized.

Our proposed products may not be accepted by the healthcare community.

Our proposed products, if approved for marketing, may not achieve market acceptance by the healthcare community since hospitals, physicians, patients, or the medical community in general may decide not to utilize them. We are attempting to develop products that are likely to be first approved for marketing as a treatment for late-stage cancer where there is no truly effective standard of care. If approved for use in late-stage cancer, our proposed products might then be evaluated in earlier stages where they could represent a substantial departure from established treatment methods and would most likely compete with a number of more conventional drugs and therapies which are manufactured and marketed by major pharmaceutical companies. It is too early in the development cycle of our proposed products for us to predict our major competitors. The degree of market acceptance of our products, if developed, will depend on a number of factors, including but not limited to:

●	our ability to demonstrate the clinical efficacy and safety of our proposed products to the medical community;

●	our ability to create products that are superior to alternative products;

●	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

●	the reimbursement policies of government and third-party payors.

If the healthcare community does not accept our products, our business could be materially harmed.

Our potential competitors in the biotechnology and pharmaceutical industries have significantly greater resources than we have.

We compete against numerous companies, many of which have substantially greater resources than we have. Several such competitors have research programs and/or efforts to treat the same diseases we target. Companies that may compete with us have substantially greater financial, research, manufacturing and marketing resources than we do. As a result, such competitors may find it easier to compete in our industry and bring competing products to market.

Risks Related to the Development and Manufacturing of Our Product Candidates

We intend to rely exclusively upon third-party FDA-regulated manufacturers and suppliers for our proposed products.

We currently have no internal manufacturing capability and intend to rely exclusively on FDA-approved licensees, strategic partners or third-party contract manufacturers or suppliers for the foreseeable future. Because manufacturing facilities are subject to regulatory oversight and inspection, the failure of any of our third-party FDA regulated manufactures or suppliers to comply with regulatory requirements could result in material manufacturing delays and product shortages, which could delay or otherwise negatively impact our clinical trials and product development plans. Should we be forced to manufacture our proposed products, we cannot give any assurance that we would be able to develop internal manufacturing capabilities or secure third-party suppliers for raw materials. In the event that we seek third party suppliers or alternative manufacturers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event could materially impact our business prospects and could delay the development of our proposed products. Moreover, we cannot give any assurance that the contract manufacturers or suppliers that we select will be able to supply our products in a timely or cost-effective manner or in accordance with applicable regulatory requirements or our own specifications.

We may not be able to establish or maintain the third-party relationships that are necessary to develop or potentially commercialize our product candidates.

As needed, we plan to rely heavily on third party collaborators, partners, licensees, clinical research organizations, clinical investigators, vendors or other third parties to support our research and development efforts and to conduct clinical trials for our product candidates. We cannot guarantee that we will be able to successfully negotiate agreements for, or maintain relationships with, these third parties on a commercially reasonable basis, if at all. Additionally, to commercialize our proposed products, we intend to rely on third party licensees or the outright sale of our proposed products to pharmaceutical partner(s). If we fail to establish or maintain such third-party relationships as anticipated, our business could be adversely affected.

We are dependent upon third parties to develop our product candidates, and such parties are, to some extent, outside of our control.

We depend and plan to depend upon independent contract research organizations, investigators, and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical studies. These individuals and/or entities are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These third parties may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If these third parties fail to devote sufficient time and resources to our programs, or if their performance is substandard, the development of our drug candidates and corresponding FDA approval could be delayed or fail entirely.

Our therapeutic compounds may not be able to be manufactured profitably on a large enough scale to support commercialization.

To date, our therapeutic compounds have only been manufactured at a scale which is adequate to supply our research activities and early-stage clinical trials. There can be no assurance that the procedures currently used to manufacture our therapeutic compounds will work at a scale which is adequate for commercial needs. In the event our therapeutic compounds cannot be manufactured in sufficient quantities for commercialization, our future prospects could be significantly impacted, and our financial prospects would be materially harmed.

Risks Relating to our Intellectual Property

Our competitive position is dependent on our intellectual property and we may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for U.S. and foreign patents as the foundation of our business. If our intellectual property rights are challenged, no assurances can be given that our patents or licenses would survive claims alleging invalidity or infringement on other patents and/or licenses. In addition, disputes may arise regarding inventorship of our intellectual property. It is possible that our intellectual property may be infringing upon existing patents that we are not currently unaware of. As the number of participants in the marketplace grows, the possibility of patent infringement claims against us increases. It is difficult, if not impossible, to determine how such disputes would be resolved. Furthermore, because of the substantial amount of discovery required in connection with patent litigation, there is a risk that some of our confidential information could be required to be publicly disclosed. Any litigation claims against us may cause us to incur substantial costs and could place a significant strain upon our financial resources, divert the attention of management or restrict our core business or result in the public disclosure of confidential information.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights. If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive, and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court might decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court could refuse to stop the other party on the ground that such other party’s activities do not infringe on our rights contained in these patents.

Furthermore, a third party may claim that we are using inventions covered by their patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could materially increase our operating expenses and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court would order us to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies.

If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the U.S. Patent and Trademark Office, or the PTO, or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the capital necessary to continue our operations.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

We may not be able to adequately protect our intellectual property.

We rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others do not develop the same or similar technologies on their own. Additionally, research with regard to our technologies has been performed in countries outside of the United States, and we also anticipate conducting joint ventures, collaborations and future clinical trials outside the US. The laws in some of these countries may not provide protection for our trade secrets and intellectual property. We have taken steps, including entering into confidentiality agreements with our employees, consultants, service providers, and potential strategic partners to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us are our property. However, these agreements may not be honored, including in foreign countries in which we conduct research, and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees or consultants have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, we may employ and hire individuals and/or entities who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these individuals, entities or that we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Relating to Marketing Approval and Government Regulations

Data obtained from clinical trials are susceptible to varying interpretations and may not be sufficient to support approval of our proposed products by the FDA.

The design of our potential clinical trials will be based on many assumptions about the expected effect of our product candidates and if those assumptions are incorrect, our potential clinical trials may not produce statistically significant results. Preliminary results may not be confirmed on full analysis of the detailed results of early clinical trials. Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that may be obtained from later trials. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug. Our products may not prove to be safe and effective in clinical trials and may not meet all regulatory requirements needed to receive regulatory approval. While data from our completed trials appear promising, the outcome of the current trials is uncertain, and these trials or future trials may ultimately be unsuccessful. Our clinical trials may among other things, not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing.

Our proposed products may not receive FDA or other regulatory approvals.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through expensive, lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. Our proposed products are subject to extensive regulation and/or acceptance by numerous governmental authorities in the United States, including the FDA, and authorities in other countries. Most of our proposed products will require governmental approval before they can be commercialized. Our failure to receive the regulatory approvals in the United States or foreign countries will materially impact our business.

Our proposed products may not have favorable results in clinical trials or receive regulatory approval.

Encouraging results from our studies to date should not be relied upon as evidence that our planned pre-clinical and clinical trials will ultimately be successful, or our products approved for marketing. Even though the results of our studies to date may seem promising in certain respects, we will be required to demonstrate through further pre-clinical and clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates as they proceed through clinical trials. If any product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial, then we could experience potentially significant delays in, or be required to abandon, development of that product candidate. While initial data from our preliminary studies appear promising, the outcome of any clinical trials is uncertain and such trials or future trials may ultimately be unsuccessful.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payors, market acceptance of our proposed products may be limited, and we may not achieve revenues or profits.

The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability as well as the future revenues and profitability of our potential customers, suppliers and collaborative partners in addition to the availability of capital. In other words, our ability to commercialize our proposed products depends in large part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations, products and related treatments are obtained by the health care providers of these products and treatments. At this time, we cannot predict the precise impact that recently adopted or future laws will have on these reimbursement levels.

We may be unable to comply with our reporting and other requirements under federal securities laws.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the United States Securities and Exchange Commission, or SEC, and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, would be expected to materially increase the Company’s legal and financial compliance costs and make some activities more time-consuming and more burdensome. Presently we qualify as a non-accelerated filer. Accordingly, we are exempt from the requirements of Section 404(b) and our independent registered public accounting firm is not required to audit the design and operating effectiveness of our internal controls and management’s assessment of the design and the operating effectiveness of such internal controls. In the event that we become an accelerated filer, we will be required to expend substantial capital in connection with compliance.

We do not have effective internal controls over our financial reporting.

Because of our limited resources, management has concluded that our internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot provide reliable financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer materially, and we may become subject to litigation.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team invests significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from developing our business to compliance activities which could have an adverse effect on our business.

Risks Relating to our Securities

Our common stock price may be particularly volatile because of our stage of development and business.

The market prices for the securities of biotechnology and pharmaceutical companies in general, and early-stage drug development companies in particular, such as ours, have been highly volatile and may continue to be highly volatile in the future. The following may have a significant impact on the market price of our common stock:

●	our ability to retain and augment our current management team and workforce, which currently consists of only one employee, our chief executive officer;

●	the development status of our drug candidates, particularly the results of our clinical trials;

●	market conditions or trends related to the biotechnology and pharmaceutical industries, or the market in general;

●	announcements of technological innovations, new commercial products, or other material events by our competitors or us;

●	disputes or other developments concerning our proprietary rights;

●	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial and developmental performance;

●	additions or departures of key personnel;

●	loss of any strategic relationship;

●	discussions of our business, products, financial performance, prospects, or stock price by the financial and scientific press and online investor communities such as chat rooms;

●	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;

●	public concern as to, and legislative action with respect to, testing or other research areas of biopharmaceutical and pharmaceutical companies, the pricing and availability of prescription drugs, or the safety of drugs;

●	regulatory developments in the United States or foreign countries; and

●	economic, political and other external factors.

Broad market fluctuations may cause the market price of our common stock to decline substantially. Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

Our board of directors has broad discretion to issue additional securities, in the event that we have adequate authorized capital to issue such securities.

We are authorized under our certificate of incorporation to issue up to 1,000,000,000 shares of common stock and 30,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the board of directors with broad authority to determine voting, dividend, conversion, and other rights. As of October 31, 2021, we have issued and outstanding 10,309,212 shares of common stock. We have also issued 1,853 shares of Series A 0% Convertible Preferred Stock, of which 133.8125 are outstanding, 1,000 shares of Series B 0% Convertible Preferred Stock, of which 71 are outstanding, 290.43148 shares of Series C 0% Convertible Preferred Stock, that are all outstanding, 5,000 shares of Series D 0% Convertible Preferred Stock, all of which are outstanding, 5,000 shares of Series E 0% Convertible Preferred Stock, all of which are outstanding, and 8,000 shares of Series F 0% Convertible Preferred Stock, all of which are outstanding. Accordingly, we are entitled to issue 989,690,788 shares of common stock, and 29,981,505 additional shares of “blank check” preferred stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any additional preferred shares we may issue could have such rights, preferences, privileges, and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

It is likely that we will issue a large amount of additional securities to raise capital in order to further our business plans. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. Any issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. These issuances would dilute the percentage ownership interest of our current shareholders, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock.

Future sales of our common stock could cause our stock price to fall.

Transactions that result in a large amount of newly issued shares become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our common stock. In addition, the lack of a robust trading market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock. If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

As of October 31, 2021, we had 1,000,000,000 shares of common stock authorized and 10,309,212 shares outstanding, 1,853 shares of Series A 0% Convertible Preferred Stock issued and 133.8125 Series A 0% Convertible Preferred Stock outstanding, 1,000 shares of Series B 0% Convertible Preferred Stock issued and 71 Series B 0% Convertible Preferred Stock outstanding, 290.43148 shares of Series C 0% Convertible Preferred Stock issued and outstanding, 5,000 shares of Series D 0% Convertible Preferred Stock issued and outstanding, 5,000 shares of Series E 0% Convertible Preferred Stock issued and outstanding, and 8,000 shares of Series F 0% Convertible Preferred Stock issued and outstanding. We additionally have issued an aggregate of $5,591,048 of senior convertible debentures and convertible notes that are convertible into common stock at any time, of which $810,072 is outstanding. Substantially all of the common shares and common shares underlying the Series A 0% Convertible Preferred, Series B 0% Convertible Preferred, Series C 0% Convertible Preferred, Series D 0% Convertible Preferred, Series E 0% convertible Preferred, and Series F 0% Convertible Preferred are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. As of October 31, 2021, we were obligated to reserve for issuance (i) 5 shares of our common stock issuable upon the conversion of 133.8125 shares of Series A 0% Convertible Preferred Stock including an additional number of common shares we are contractually obligated to reserve pursuant to our December 2015 offering; (ii) 189,334 shares of our common stock issuable upon the conversion of 71 shares of Series B 0% Convertible Preferred Stock including an additional number of common shares we are contractually obligated to reserve pursuant to our December 2016 offering; (iii) 678 shares of our common stock issuable upon the conversion of 290.43148 shares of Series C 0% Convertible Preferred Stock including an additional number of common shares we are contractually obligated to reserve pursuant to our March 2017 offering, (iv) 18 shares of common stock issuable upon the conversion of 5,000 shares of Series D 0% Convertible Preferred Stock, (v) 222 shares of common stock issuable upon the conversion of 5,000 shares of Series E 0% Convertible Preferred Stock, (vi) an indeterminate number of shares of common stock issuable upon the conversion of 8,000 shares of Series F 0% Convertible Preferred Stock (such amount will equal 80% of the common stock post conversion), (vii) 102 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5,032.78 per share, including an additional number of common shares we are contractually obligated to reserve pursuant to our December 2015 offering, December 2016 offering and March 2017 offering, (viii) 9,202,880 shares of our common stock issuable upon conversion of our outstanding convertible notes/debentures. Subject to applicable vesting requirements and holding periods, upon conversion or exercise of the outstanding convertible notes and warrants, the underlying shares may be resold into the public market. We cannot predict if future issuances or sales of our common stock, or the availability of our common stock for sale, would harm the market price of our common stock or our ability to raise capital.

The market for our common stock has historically been illiquid and our investors may be unable to sell their shares.

Our common stock has historically traded with limited volume on the pink sheets of the OTC Markets Group Inc. Accordingly, although there has been an increased public market for our common stock, it is still has historically been relatively illiquid compared to that of a seasoned issuer. Prior to making an investment in our securities, you should consider the historically limited market for our common stock. No assurances can be given that the trading volume of our common stock will increase or remain the same.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the market price of our common stock appreciates.

Provisions of Delaware law and executive employment agreements may prevent or delay a change of control, which could depress the trading price of our common stock.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless:

●	the Board of Directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;

●	after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

●	on or after this date, the merger or sale is approved by the Board of Directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provides. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control transactions and may discourage attempts by other companies to acquire us.

In addition, employment agreements with certain executive officers provide for the payment of severance and accelerated vesting of options and restricted stock in the event of termination following a change of control. These provisions could have the effect of discouraging potential takeover attempts even if it would be beneficial to shareholders.

Our certificate of incorporation and bylaws contain provisions that could discourage a third-party from acquiring us.

Our certificate of incorporation and bylaws, as applicable, among other things (i) provide our board with the ability to alter the bylaws without stockholder approval and (ii) provide that vacancies on our board of directors may be filled by a majority of directors in office. These provisions, while designed to reduce vulnerability to an unsolicited acquisition proposal, and to discourage certain tactics used in proxy fights, may negatively impact a third-party’s decision to acquire us even if it would be beneficial to shareholders.

If securities or industry analysts do not publish research or reports or if they publish unfavorable research or reports, an active market for our common stock may not develop and the price of our common stock could decline.

We are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if we come to the attention of such persons, they may be reluctant to follow or recommend an unproven company such as ours until such time as we became more seasoned and viable. Generally, the trading market for a company’s securities depends in part on the research and reports that securities or industry analysts publish. We currently have limited research coverage by securities and industry analysts. As a consequence, there may be periods of time when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer with significant research coverage. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or if developed, will be sustained, or that current trading levels could be sustained or not diminish. In addition, in the event any analysts downgrades our securities, the price of our shares would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and its trading volume, if any, to decline.

Our common stock is considered a “penny stock,” and is subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered a “penny stock.” The principal result or effect of being designated a penny stock is that securities broker-dealers participating in sales of our common stock are subject to the penny stock regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

The number of brokerage firms depositing and transacting trades for penny stock companies is very limited.

Currently, our Common Stock is traded on the OTC Markets Pink Tier. Many traditional brokerage firms and on-line brokerages refuse to accept for deposit and trade any penny stocks generally. For those that do, the time, effort and costs associated with depositing common stock in companies such as ours which has recently had sub-penny bid and ask are onerous, time consuming and costly. This may present material concerns and obstacles to those persons beneficially owning our common stock in certificate or book entry form, and wish to deposit same into a brokerage account.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer their shares at in the manner described in the section of this Prospectus entitled “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 5,806,864 shares of our Common Stock issuable to the selling stockholders named in the tables below (“Selling Stockholders”), upon the conversion of $500,000 in principal of outstanding senior convertible debentures issued on June 18, 2021.

June 18, 2021 Senior Convertible Debenture Offering

On June 18, 2021, the Company sold $600,000 of senior convertible debentures (“June 2021 Debentures”) for (i) $500,000 in cash to an existing institutional investor of the Company and (ii) $100,000 in cancellation of outstanding obligations. We are only registering hereunder the shares of Common Stock underlying he $500,000 of June 2021 Debentures that were sold for cash

The June 2021 Debentures (i) are non-interest bearing, (ii) have a maturity date of June 18, 2022, (iii) are convertible into shares of common stock (“Common Stock”) of the Company at the election of the holder at any time, subject to a beneficial ownership limitation of 4.99% (or 9.99% for the institutional investor), and (iv) has a conversion price equal to the lesser of $24.75 and 85% of the lowest Volume Weighted Average Price (VWAP) during the five (5) Trading Days immediately prior to the conversion date, subject to adjustment, as described therein.

The June 2021 Debenture also contains provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The holders also have the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the June 2021 Debentures contain anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the June 2021 Debentures are no longer outstanding. Additionally, the Company has the option to redeem some or all of the June 2021 Debenture for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the June 2021 Debentures.

Without the approval of the holders of 67% of the then outstanding June 2021 Debentures, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any January 2021 Debenture holder, (ii) repay or repurchase or acquire shares of its Common Stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company.

Selling Stockholders

The Common Stock being offered by the Selling Stockholder is those issuable to the Selling Stockholder, upon conversion of the June 2021 Debentures. For additional information regarding the issuances of those shares of Common Stock upon conversion of the June 2021 Debentures, see the description entitled “June 18, 2021 Senior Convertible Debenture Offering” contained above. We are registering the shares of Common Stock underlying the $500,000 June 2021 Debenture issued to the institutional investor for cash in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for (i) the ownership of the shares of Common Stock issuable pursuant to the conversion of the June 2021 Debentures, (ii) the ownership of shares of common stock issued to the Selling Shareholder pursuant to the conversion of outstanding debentures previously held by the Selling Stockholder, (iii) the ownership of other outstanding debentures convertible into common stock held by the Selling Stockholders that were purchased for cash or pursuant to the cancellation of outstanding indebtedness, the Selling Stockholder have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by such Selling Stockholder, based on its ownership of the shares of Common Stock (or Common Shares underlying convertible securities), as of October 31, 2021, assuming conversion of outstanding convertible securities held by the Selling Stockholder on that date, without regard to any limitations on conversions or exercises.

Pursuant to the terms of the June 2021 Debentures, the Selling Stockholder may not convert the securities to the extent the Selling Stockholder, together with its affiliates and attribution parties, would beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding Common Stock following such conversion, excluding for purposes of such determination shares of Common Stock issuable upon conversion of debentures that have not yet been converted. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Common Shares Owned Before Sale(1)				Shares	Common Shares Owned After Sale(2)
	Held Outright	Convertible Securities	Amount	% of class	being registered	Amount	% of Class
Sabby Volatility Warrant Master Fund, Ltd.(3)	1	5,807,712	5,807,713	36.03%	5,806,864	849	*
TOTAL	1	5,807,712	5,807,713	36.03%	5,806,864	849	*

*	Represents less than 1%
**	Unless otherwise stated, the individual(s) with voting and dispositive control of securities offered on behalf of trusts or custodial accounts is the individual or entity referenced in the name of such accounts.

(1)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 10,309,212 common shares outstanding as of October 31, 2021.
(2)	Includes the sale of all common shares registered herein.
(3)	The shares being registered include up to 5,806,864 common shares issuable upon conversion of $500,000 in principal of June 2021 Debentures sold on June 18, 2021, subject to a 9.99% beneficial ownership limitation. Sabby Management, LLC serves as the investment manager of the selling stockholder, Sabby Volatility Warrant Master Fund, Ltd. and Sabby Healthcare Master Fund, Ltd. Sabby Healthcare Master Fund additionally owns (i) 1 common share and (ii) $72.25 in senior convertible debentures issued on September 12, 2017, convertible as of 10/31/2021 into approximately 839 shares and (iii) 9 shares underlying outstanding warrants, none of which are being registered hereunder. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities covered by the Form S-1 except to the extent of its pecuniary interest therein.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may only be at $0.08 per share until our shares of Common Stock are quoted on the OTCQX, OTCQB or listed on a national securities exchange, and thereafter, through public transactions or private transactions at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

DESCRIPTION OF SECURITIES

General

As of October 31, 2021, our authorized capital stock consisted of:

●	1,000,000,000 shares of common stock, par value $0.0001;

●	1,853 shares of Series A 0% convertible preferred stock, par value $0.0001

●	1,000 shares of Series B 0% convertible preferred stock, par value $0.0001;

●	290.43148 shares of Series C 0% convertible preferred stock, par value $0.0001;

●	5,000 shares of Series D 0% convertible preferred stock, par value $0.0001;

●	5,000 shares of Series E 0% convertible preferred stock, par value $0.0001;

●	8,000 shares of Series F 0% convertible preferred stock, par value $0.0001; and

●	29,981,505 shares of “blank check” preferred stock, par value $0.0001.

As of October 31, 2021, we had (i) 10,309,212 shares of common stock issued and outstanding, (ii) 1,853 shares of series A 0% convertible preferred stock were issued and 133.8125 are outstanding, (iii) 1,000 shares of Series B 0% convertible preferred stock issued and 71 are outstanding, (iv) 290.43148 shares of Series C 0% convertible preferred stock issued and outstanding, (v) 5,000 shares of Series D 0% convertible preferred stock are issued and outstanding, (vi) 5,000 shares of Series E 0% convertible preferred stock are issued and outstanding, and (vii) 8,000 shares of Series F 0% convertible preferred stock are issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Delaware General Corporate Law or DGCL.

Set forth below is a summary description of all of the material terms of securities being registered hereunder, including the outstanding senior convertible debentures that are convertible into common shares being registered hereunder. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of convertible securities, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and any preferences to outstanding preferred stock of the Company. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Senior Convertible Debentures

On June 18, 2021, the Company sold $600,000 of senior convertible debentures consisting of (i) $500,000 sold for cash to an existing institutional investor and (ii) $100,000 sold for the cancellation of outstanding obligations (“June 2021 Debentures”).

The June 2021 Debentures (i) are non-interest bearing, (ii) have a maturity date of June 18, 2022, (iii) are convertible into shares of common stock of the Company at the election of the holder at any time, subject to a beneficial ownership limitation of 4.99% subject to increase to 9.99% on 61 days’ notice (or 9.99% for the institutional investor / Selling Stockholder), and (iv) has a conversion price equal to the lesser of $24.75 and 85% of the lowest Volume Weighted Average Price (VWAP) during the five (5) Trading Days immediately prior to the conversion date, subject to adjustment, as described therein.

The June 2021 Debentures also contains provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The holder also has the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the June 2021 Debentures contain anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the June 2021 Debenture are no longer outstanding. Additionally, the Company has the option to redeem some or all of the June 2021 Debentures for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the June 2021 Debentures.

Without the approval of the holders of 67% of the outstanding principal the June 2021 Debentures, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any January 2021 Debenture holder, (ii) repay or repurchase or acquire shares of its Common Stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company.

For purposes of calculating the number of common shares to register upon conversion of $500,000 of the June 2021 Debentures, we have utilized 85% of the VWAP on October 25, 2021, or $0.086105.

Delaware Anti-Takeover Law and Charter and Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status, and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

●	provide our board of directors with the ability to alter its bylaws without stockholder approval; and

●	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 59 Maiden Lane, New York, New York, 10038 and the phone number is (718) 921-8201. We act as the transfer agent and registrar for our all classes of our preferred stock.

DESCRIPTION OF BUSINESS

Overview

Rebus Holdings, Inc. (fka Inspyr Therapeutics, Inc.) is a pharmaceutical company focused on the research and development of novel targeted precision therapeutics for the treatment of cancer. Our approach utilizes our proprietary delivery technology to better enhance immuno-modulation for improved therapeutic outcomes. Our potential first-in-class immune-oncology lead asset, RT-AR001, an adenosine A2B receptor antagonist, is differentiated by its intratumoral delivery of nano- or microparticle formulations that allows for better tumor infiltration. The adenosine A2 Receptor is one of many T-cell surface immune checkpoint proteins. Our patented portfolio of adenosine receptor antagonists provides flexibility to optimize treatment based on the specific adenosine targets found in each type of cancer.

Adenosine Receptor Modulators

The adenosine receptor modulators include A2B and dual A2A/A2B antagonists, that have broad development applicability including indications within immuno-oncology. Very high concentrations of adenosine are produced in the tumor microenvironment which prevents the host’s own immune cells from attacking the tumor. Adenosine receptor antagonists as single-agents and in combination with other existing immuno-oncology agents may overcome this immunosuppression and boost the host immune response leading to enhanced anti-tumor activity as well as inhibition of metastasis. Preclinical data has shown effects with our drug candidates in animal models utilizing a novel platform delivery system. While we believe that the data from our nonclinical studies appear encouraging, the outcome of our ongoing or future studies may ultimately be unsuccessful.

Rebus HJoldings / Ridgeway Licensing Agreement

Pursuant to our recent termination of license with Ridgeway Therapeutics, Inc., we reacquired the rights to certain intellectual property, discussed above, and are currently focusing on a pipeline of small molecule adenosine receptor modulators. In October 2020, pursuant to the cancellation of a license agreement whereby we previously licensed US Patent 9,593,118, we reacquired the exclusive right to such patent that covers both A2B and dual A2A/A2B antagonists. Accordingly, going forward our major focus will be: (i) further characterization of the anti-cancer activity of our unique pipeline delivery platform containing A2B and dual A2A/A2B antagonists, leading to selection of a clinical candidate or candidates for an Investigative New Drug or IND enabling studies; and (ii) licensing and/or partnering our delivery platform and the A2B and dual A2A/A2B antagonists for further development.

Our ability to execute the business plan is contingent upon our ability to raise the necessary funds. During March 2020, we sold $250,000 of debt securities for cash, in October 2020, we sold $500,000 of debt securities for cash, in January 2021, we sold $500,000 of debt securities for cash, and in June 2021, we sold $600,000 of debt securities for $500,000 in cash and $100,000 in cancellation of outstanding obligations. We are currently using such funds to maintain our SEC reporting requirements, pay outstanding invoices to our independent registered accounting firm, legal fees, and to retain consultants and other personnel in preparation for an Investigational New Drug Application (“IND”) filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors. Should we fail to further raise sufficient funds to execute our business plan, our priority would be to maintain our intellectual property portfolio and seek business development opportunities with potential development partners and/or acquirors.

Pre-Revenue

We are a pre-revenue, early-stage company that has not achieved profitability, and has no product revenues. Additionally, we have no approved products for sale.

Going Concern

Our auditors’ report on our December 31, 2020 consolidated financial statements expressed an opinion that our capital resources as of the date of their Audit Report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Notwithstanding our financings in (i) March 2020 where we raised $250,000, (ii) October 2020 where we raised $500,000, (iii) January 2021 where we raised $500,000, and (iv) June 2021 where we raised $500,000, our current cash level raises substantial doubt about our ability to continue as a going concern past the second quarter of 2022. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

Recent Developments

●	Effective October 12, 2021, we (i) completed a 1-for-75 Reverse Stock Split and (ii) a holding company reorganization whereby we changed our name to Rebus Holdings, Inc.

●	On August 16, 2021, we appointed Raul Silvestre, Esq. as (i) our interim chief executive officer and principal accounting officer and (ii) as a member of the Board of Directors.

●	On June 18, 2021, we completed the private placement of $600,000 of non-interest bearing senior convertible debentures consisting of (i) $500,000 purchased in cash and (ii) $100,000 purchased pursuant to the cancellation of outstanding obligations.

●	On January 12, 2021, we completed the private placement of $500,000 of non-interest bearing senior convertible debentures

●	On October 23, 2020, we completed the private placement of $600,000 of non-interest bearing senior convertible debentures in exchange for $500,000 in cash and the cancellation of $100,000 in obligations.

●	On October 6, 2020, our stockholders approved an increase in our authorized shares of Common Stock from one hundred fifty million (150,000,000) to one billion (1,000,000,000) shares, as well as authorizing a reverse stock split of our Common Stock at the discretion of the Board of not less than 1-for-2 and not greater than 1-for-200 at any time prior to October 5, 2021.

●	On October 5, 2020, in exchange for the issuance of (i) 866,667 shares of Common Stock and (ii) 8,000 shares of Series F 0% Convertible Preferred Stock, we entered into an agreement to terminate an outstanding license agreement with Ridgeway Therapeutics, Inc. whereby we had previously licensed certain immune-oncology delivery technologies for the treatment of cancer to Ridgeway Therapeutics (“License Termination”). As a result of the License Termination, the Company announced on October 8, 2020 that it would be refocusing its efforts on a novel-immuno-oncology delivery technology targeting adenosine receptor antagonists for the treatment of cancer.

●	On March 6, 2020, we completed the private placement of $250,000 of non-interest bearing senior convertible debentures.

Product Development of Adenosine Receptor Modulators

As a result of the License Termination, the Company has refocused its business plan on the research and development of its lead asset, RT-AR001, an adenosine A2 receptor antagonist, which is differentiated by its intratumoral delivery of nano- or microparticle formulations that allows for better tumor infiltration.

Adenosine is an extracellular signaling molecule that regulates multiple aspects of tissue function and specifically plays a role in immunity and inflammation. The adenosine A2 receptor is one of many T-cell surface immune checkpoint proteins. High levels of adenosine in the tumor microenvironment are produced and, therefore, adenosine signaling, mediated through the A2A and A2B receptors, suppresses the host immune response to the tumor cells.

As such, our portfolio of adenosine receptor antagonists has broad applicability as potential immuno-oncology (IO) therapeutic agents in multiple solid tumor types both as a potential single agent and in combination with other IO agents, in addition to traditional cytotoxic chemotherapy. We are actively seeking licensing opportunities and/or partners to further develop our unique platform delivery system of A2B and dual A2A/A2B receptor antagonists. Our current product development plan for adenosine receptor antagonists contemplates the following major initiatives, subject to the Company receiving sufficient funds:

●	Continue development of anti-cancer agents with partner company, Ridgeway Therapeutics, Inc.

●	Further characterization of our platform delivery system and existing agents in preclinical studies, and towards an investigational new drug (IND) application.

●	Support ongoing licensing / partnership activities.

Pre-IND and IND

The Company is currently pursuing an IND filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors, and is preparing its pre-IND application, for its lead asset, RT-AR001, an adenosine A2A receptor antagonist. The company plans to provide an update on RT-AR001’s clinical development in the second half of 2021.

Our Technology

We have what we believe to be a robust intellectual property portfolio covering proprietary A2A agonists (LNC-001, see below), A2B antagonists (LNC-002, see below), and dual A2A/A2B antagonists (LNC-003, see below). We also have a substantial catalogue of synthesized compounds, specifically A2A agonists and A2B antagonists that require further characterization and testing for potential clinical candidates. We believe that our proprietary dual A2A/A2B antagonists have great potential and should be further explored.

Patents and Proprietary Rights

Our success will likely depend upon our ability to preserve our proprietary technologies and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies and know-how that are not patentable or that we determine to keep as trade secrets. We protect our proprietary information, in part, using confidentiality agreements with our employees, consultants, significant scientific collaborators, and sponsored researchers that generally provide that all inventions conceived by the individual in the course of rendering services to us shall be our exclusive property.

The intellectual property underlying our technology is covered by certain patents and patent applications previously owned by Lewis and Clark Pharmaceuticals, Inc. (LNC) and now fully owned by the Company. All of the LNC intellectual property has been assigned to the Company. We solely own all of our patents and patent applications for adenosine receptor modulators, which include three patent estates, one for A2A agonists, the second for A2B antagonists, and the third for dual A2A/A2B antagonists. Ownership of these patent estates came from our purchase (in exchange for 7,122,172 shares of our common stock) of Lewis and Clark Pharmaceuticals, Inc. (LNC) on July 31, 2017. The purchase of LNC also included all know-how, pre-clinical data, and development data that relate to and form the basis of our technology. Under the purchase agreement, we are sole owners of the technology and patent estates and are not required to make any other future payments, including fees or other reimbursements, milestones, or royalties, to LNC.

FILE #	COUNTRY	STATUS	APPLICATION #	DATE FILED	PATENT #	GRANT DATE
LNC-001-US	United States of America	Issued	13/956,111	Jul 31, 2013	9067963	Jun 30, 2015
LNC-001-US-CNT1	United States of America	Issued	14/752,861	Jun 27, 2015	9822141	Nov 21, 2017
LNC-002-AU	Australia	Issued	2016246068	Apr 8, 2016	2016246068	10-Dec-20
LNC-002-BE	Belgium	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-BR	Brazil	Pending	BR 11 2017 021386-9	Apr 8, 2016
LNC-002-CH	Switzerland	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-CN	China	Issued	201680026835.1	Apr 8, 2016	ZL 20160026835	Jan 8, 2021
LNC-002-CZ	Czech Republic	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-DE	Germany	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-DK	Denmark	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-EA	Eurasian Patent Office	Issued	201792156	Apr 8, 2016	36954	Jan 19, 2021
LNC-002-EP	European Patent Office	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-ES	Spain	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-FR	France	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-GB	United Kingdom	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-IE	Ireland	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-IL	Israel	Pending	254902	Apr 8, 2016
LNC-002-IN	India	Pending	201727039305	Apr 8, 2016
LNC-002-IT	Italy	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-JP	Japan	Issued	2018-504080	Apr 8, 2016	6738405	Jul 21, 2020
LNC-002-KR	Republic of Korea	Pending	10-2017-7031978	Apr 8, 2016
LNC-002-MX	Mexico	Pending	MX/a2017/012783	Apr 8, 2016
LNC-002-NL	Netherlands	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-NZ	New Zealand	Pending	736705	Apr 8, 2016
LNC-002-PL	Poland	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-PT	Portugal	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-SE	Sweden	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-SG	Singapore	Pending	11201707753X	Apr 8, 2016
LNC-002-TR	Turkey	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-US	United States of America	Issued	15/094,903	Apr 8, 2016	9593118	Mar 14, 2017
LNC-002-ZA	South Africa	Issued	2017/07248	Apr 8, 2016	201707248	Oct 31, 2018
LNC-003-P3	United States of America	Pending	63/000,286	Mar 26, 2020
LNC-003-PCT	PCT	Pending	PCT/US21/15087	Jan 26, 2021

When appropriate, we will continue to seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe will provide us with a competitive advantage. We will accomplish this by filing and maintaining patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, we plan to file patent applications in the United States and, for LNC-003, worldwide. In addition, we plan to obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development, and commercialization initiatives and our strategic business interest.

Development Strategy

We anticipate that under the planning and direction of key personnel, to outsource all our nonclinical development and manufacturing, and the majority of our clinical development activities to contract research organizations (CROs) and contract manufacturing organizations (CMOs). Our contract CROs and CMOs are required to comply with federal, state and United States Food and Drug Administration or FDA regulations including Good Manufacturing Practices (cGMP), Good Clinical Practices (GCP), and Good Lab Practices (GLP).

We intend to conduct further characterization and testing of our A2A antagonists to select a candidate for pre-clinical and clinical trials in an oncology indication. This oncology work is expected to be run in conjunction with and oversight from Ridgeway Therapeutics, Inc. for the selection of an anti-cancer agent.

Commercialization Strategy

We intend to (i) license or sell the underlying technology of our therapeutics to third parties during or after our clinical trials, (ii) seek a corporate partner for further development, or (iii) continue developing our drug candidates ourselves. It is expected that such third parties would then continue to develop, market, sell, and distribute any resulting products. As part of our overall strategic plan, we are exploring our options and actively seeking to engage in a collaborative, strategic and/or licensing arrangement with another pharmaceutical company. If we enter into any such transaction, we may be required to give up certain rights to our technology and control over its future development.

Intellectual Property

We regard the protection of patents and other intellectual property rights that we own or license as critical to our business and competitive position. To protect our intellectual property, we rely on patent, trade secret, and copyright law, as well as confidentiality, nondisclosure, assignment of invention and other contractual arrangements with our officers, directors, employees, consultants, investigators, clinical trial sites, contractors, collaborators and other third parties to whom we disclose confidential information. Our policy is to pursue patent applications on inventions and discoveries that we believe are commercially important to the development and growth of our business. We solely own or have exclusive licenses to our patents and patent applications.

Our pipeline currently includes a substantial catalogue of synthesized compounds, specifically A2A agonists and A2B antagonists that require further characterization and testing for potential clinical candidates. Our proprietary dual A2A/A2B antagonists have great potential and need to be further explored.

Our intellectual property estate, shown above, has twenty-four (24) issued patents in twenty-two (22) different jurisdictions and ten (10) currently pending applications. With appropriate funding and upon further research into our dual A2A/A2B antagonists, we intend to file regular US and foreign applications to enable worldwide protection of these antagonists.

When appropriate and funding permitting, we plan to continue to seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe would provide us with a competitive advantage. We expect to be able to accomplish this by filing and maintaining patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, we plan to file patent applications in the United States as well as foreign countries, where applicable. In addition, we may obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interest.

Manufacturing and Supply

We do not plan to develop company-owned or company-operated manufacturing facilities. We historically have and we plan to in the future, outsource all drug manufacturing to contract manufacturers that are required to operate in compliance with cGMP. We may also seek to refine the current manufacturing process in order to achieve improvements in efficiency, costs, purity and the like as well as address different drug formulations to achieve improvements in stability and/or drug delivery.

Governmental Regulations

FDA Approval Process

Prior to commencement of clinical studies involving humans, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and safety of the product candidate. The results of these studies are submitted to the FDA as part of an IND application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time-consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of people to assess safety, tolerability and to evaluate the pattern of drug distribution within the body. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. (In some cases, an initial trial is conducted in diseased patients to assess both preliminary efficacy and preliminary safety, in which case it is referred to as a Phase I/II trial.) In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. All adverse events must be reported to the FDA. Monitoring of all aspects of the study to minimize risks is a continuing process.

The results of the preclinical and clinical testing on non-biologic drugs and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application (NDA) for approval prior to commencement of commercial sales. In responding to an NDA submission, the FDA may grant marketing approval, may request additional information, may deny the application if it determines that the application does not provide an adequate basis for approval, and may also refuse to review an application that has been submitted if it determines that the application does not provide an adequate basis for filing and review. There can be no assurance that approvals would be granted on a timely basis, if at all, for any of our proposed products.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally defined as a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same orphan indication, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

Asia, European and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries is necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union (EU), countries located in Asia, and other developed regions have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries and regions varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries. In China, the CFDA functions as the counterpart to the FDA in the United States and is responsible for overseeing drug approvals in China and its territories.

Reimbursement and Health Care Cost Control

Reimbursement for the costs of treatments and products such as ours from government health administration authorities, private health insurers and others, both in the United States and abroad, is a key element in the success of new health care products. Significant uncertainty often exists as to the reimbursement status of newly approved health care products. The revenue and profitability of some health care-related companies have been affected by the continuing efforts of governmental and third-party payors to contain or reduce the cost of health care through various means. Payors are increasingly attempting to limit both coverage and the levels of reimbursement for new therapeutic products approved for marketing by the FDA, and are refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control.

In the United States, there have been a number of federal and state proposals to implement government control over health care costs. The U.S. Patient Protection and Affordance Care Act and the Health Care and Education Reconciliation Act were signed into law in March 2010. A number of provisions of those laws require further rulemaking action by governmental agencies to implement. The laws change access to health care products and services and create new fees for the pharmaceutical and medical device industries. Future rulemaking could increase rebates, reduce prices or the rate of price increases for health care products and services, or require additional reporting and disclosure. The laws also include new authorization to the FDA to approve companies to market biosimilar products within the United States, although to date FDA rulemaking under this legislation has been limited. We cannot predict the timing or impact of any such future rulemaking on our business.

Other Regulations

We are also subject to various U.S. federal, state, local and international laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our business. Additionally, we are subject to regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and Securities and Exchange Commission regulations. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.

Employees

As of October 31, 2021, we employed only Mr. Silvestre, on a part time basis, as our interim chief executive officer who is our only employee. In addition, we contract with a limited number of consultants to assist in activities related to our operations.

Corporate History

We were incorporated in the State of Delaware in November 2003. In August of 2016, we changed our name from GenSpera, Inc. to Inspyr Therapeutics, Inc. In October 2021, we completed a holding company reorganization structure, changing our name to Rebus Holdings, Inc. Our principal office is located in Westlake Village, California. Since our inception, we have invested a substantial portion of our efforts and financial resources in the development of mipsagargin (G-202). In July of 2017, we acquired Lewis and Clark Pharmaceuticals and licensed certain assets to Ridgeway Therapeutics for further development. Upon the termination of such license in October 2020, we resumed operations focusing our efforts on our Adenosine Receptor Modulators. On October 12, 2021, we completed a 1:75 reverse stock split of our common stock. We have generated no revenues from the sale of our product candidates and have experienced substantial net operating losses.

Where to Find More Information

We make our public filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports. These materials are available on the SEC’s web site, www.sec.gov.

You may also read and copy any materials you file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1–800–SEC–0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet site is located at www.sec.gov. Alternatively, you may obtain copies of these filings, including exhibits, by writing or telephoning us at:

REBUS HOLDINGS, INC.

2629 Townsgate Road #215

Westlake Village, CA 91361

Attn: Chief Executive Officer

Tel: (818) 597-7552

PROPERTIES

Our executive offices are located at 2629 Townsgate Road, Suite 215, Westlake Village, CA 91361. At present our employee and consultants work virtually from around the country. We currently pay no money for these facilities. There is no affiliation between us or any of our principals or agents and our landlords or any of their principals or agents.

LEGAL PROCEEDINGS

None.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our common shares are quoted on the pink sheets of the OCT Markets under the symbol RBSH. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of October 31, 2021, we had approximately 155 record holders of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants, applicable law and other factors that our board of directors may deem relevant. If we do not pay dividends, a return on your investment will occur only if the market price of our common stock appreciates.

Securities authorized for issuance under equity compensation plans

The following table sets forth information as of December 31, 2020 with respect to our compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders:
N/A (1)
Equity compensation plans not approved by security holders:
N/A (1)
Total

(1)	Our 2007 Equity Compensation Plan, 2009 Executive Compensation Plan, Inducement Award Stock Option Plan and 2017 Equity Compensation Plan have all expired or been terminated by the Board.

2007 Equity Compensation Plan

Our 2007 Equity Compensation Plan (“2007 Plan”) was administered by our board or any of its committees. The purposes of the 2007 Plan was to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2007 Plan was at the discretion of the administrator, which had the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we were able to grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2007 Plan authorized the issuance of up to 67 shares (pre-October 2021 reverse split) of common stock for the foregoing awards per fiscal year with an aggregate of 267 shares (pre-October 2021 reverse split) of common stock available for issuance under the 2007 Plan. As of December 31, 2020, we had granted awards under the 2007 Plan equal to approximately 241 shares (pre-October 2021 reverse split) of our common stock, and 202 shares (pre-October 2021 reverse split) have been cancelled or forfeited. In the event of a change in control, awards under the 2007 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

2009 Executive Compensation Plan

Our 2009 Executive Compensation Plan, as amended (“2009 Plan”) was administered by our Board or any of its committees. The purpose of our 2009 Plan was to advance the interests of the Company and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. The issuance of awards under our 2009 Plan was at the discretion of the administrator, which had the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we were able to grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of December 31, 2020, our 2009 Plan authorized the issuance of up to 267 shares (pre-October 2021 reverse split) of our common stock for the foregoing awards, and we have granted awards under the plan equal to approximately 220 common shares (pre-October 2021 reverse split), and 184 shares (pre-October 2021 reverse split) had been cancelled or forfeited.

Inducement Award Stock Option Plan

Our Inducement Award Stock Option Plan (“Inducement Plan”) was administered by our board or our compensation committee. The Plan is intended to be used in connection with the recruiting and inducement of senior management and employees. The issuance of wards under the Inducement Plan is at the discretion of the administrator which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. The Company did not seek approval of the Plan by our stockholders. Pursuant to the Inducement Plan, the Company was able to grant stock options for up to a total of 400 shares (pre-October 2021 reverse split) of common stock to new employees of the Company. As of December 31, 2020, 282 grants (pre-October 2021 reverse split) have been made pursuant to the Plan, and 130 shares (pre-October 2021 reverse split) have been cancelled or forfeited.

Inspyr Therapeutics 2017 Equity Compensation Plan

Our 2017 Equity Compensation Plan (“2017 Plan”) was administered by our board or any of its committees. The purposes of the 2017 Plan was to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2017 Plan was at the discretion of the administrator, which had the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2017 Plan, we were able to grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2017 Plan authorized the issuance of up to 2,667 shares (pre-October 2021 reverse split) of common stock for the foregoing awards. As of December 31, 2020, we had granted no awards under the 2017 Plan, and no shares had been cancelled or forfeited.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding our business development plans, pre-clinical and clinical studies, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions. These forward-looking statements are based on a number of assumptions and currently available information and are subject to a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Special Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this annual report. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this annual report.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided in addition to the accompanying financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

●	Company Overview – Discussion of our business plan and strategy in order to provide context for the remainder of MD&A.

●	Critical Accounting Policies – Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

●	Results of Operations – Analysis of our financial results comparing the year ended December 31, 2020 to the year ended December 31, 2019.

●	Liquidity and Capital Resources – Liquidity discussion of our financial condition and potential sources of liquidity.

Company Overview

Business

Rebus Holdings, Inc is a pharmaceutical company focused on the research and development of novel targeted precision therapeutics for the treatment of cancer. Our approach utilizes our proprietary delivery technology to better enhance immuno-modulation for improved therapeutic outcomes. Our potential first-in-class immune-oncology lead asset, RT-AR001, an adenosine A2B receptor antagonist, is differentiated by its intratumoral delivery of nano- or microparticle formulations that allows for better tumor infiltration. The adenosine A2 Receptor is one of many T-cell surface immune checkpoint proteins. Our patented portfolio of adenosine receptor antagonists provides flexibility to optimize treatment based on the specific adenosine targets found in each type of cancer.

Adenosine Receptor Modulators

The adenosine receptor modulators include A2B and dual A2A/A2B antagonists, that have broad development applicability including indications within immuno-oncology. Very high concentrations of adenosine are produced in the tumor microenvironment which prevents the host’s own immune cells from attacking the tumor. Adenosine receptor antagonists as single-agents and in combination with other existing immuno-oncology agents may overcome this immunosuppression, and boost the host immune response leading to enhanced anti-tumor activity as well as inhibition of metastasis. Preclinical data has shown effects with our drug candidates in animal models utilizing a novel platform delivery system. While we believe that the data from our nonclinical studies appear encouraging, the outcome of our ongoing or future studies may ultimately be unsuccessful.

Inspyr / Ridgeway Licensing Agreement

Pursuant to our recent termination of license with Ridgeway Therapeutics, Inc., we reacquired the rights to certain intellectual property, discussed above, and are currently focusing on a pipeline of small molecule adenosine receptor modulators. In October 2020, pursuant to the cancellation of a license agreement whereby we previously licensed US Patent 9,593,118, we reacquired the exclusive right to such patent that covers both A2B and dual A2A/A2B antagonists. Accordingly, going forward our major focus will be to: (i) further characterization of the anti-cancer activity of our unique pipeline delivery platform containing A2B and dual A2A/A2B antagonists, leading to selection of a clinical candidate or candidates for an Investigative New Drug or IND enabling studies; and (ii) licensing and/or partnering our delivery platform and the A2B and dual A2A/A2B antagonists for further development.

During March 2020, we sold $250,000 of debt securities for cash, in October 2020, we sold $500,000 of debt securities for cash, in January 2021, we sold $500,000 of debt securities for cash and in June 2021, we sold $500,000 of debt securities for cash. We are currently using such funds to maintain our SEC reporting requirements, pay outstanding invoices to our independent registered accounting firm, legal fees, and to retain consultants and other personnel in preparation for an IND filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors. Should we fail to further raise sufficient funds to execute our business plan, our priority would be to maintain our intellectual property portfolio and seek business development opportunities with potential development partners and/or acquirors.

Pre-Revenue

We are a pre-revenue, early-stage company that has not achieved profitability, and has no product revenues. Additionally, we have no approved products for sale.

Recent Developments

●	On June 18, 2021, we completed the private placement of $600,000 of non-interest bearing senior convertible debentures consisting of (i) $500,000 purchased in cash and (ii) $100,000 purchased pursuant to the cancellation of outstanding obligations.

●	On January 12, 2021, we completed the private placement of $500,000 of non-interest bearing senior convertible debentures.

●	On October 23, 2020, we completed the private placement of $600,000 of non-interest bearing senior convertible debentures in exchange for $500,000 in cash and the cancellation of $100,000 in obligations

●	On October 6, 2020, our stockholders approved an increase in our authorized shares of Common Stock from one hundred fifty million (150,000,000) to one billion (1,000,000,000) shares, as well as authorizing a reverse stock split of our Common Stock at the discretion of the Board of not less than 1-for-2 and not greater than 1-for-200 at any time prior to October 5, 2021.

●	On October 5, 2020, in exchange for the issuance of (i) 866,667 shares of Common Stock and (ii) 8,000 shares of Series F 0% Convertible Preferred Stock, we entered into an agreement to terminate an outstanding license agreement with Ridgeway Therapeutics, Inc. whereby we had previously licensed certain immune-oncology delivery technologies for the treatment of cancer to Ridgeway Therapeutics (“License Termination”). As a result of the License Termination, the Company announced on October 8, 2020 that it would be refocusing its efforts on a novel-immuno-oncology delivery technology targeting adenosine receptor antagonists for the treatment of cancer.

●	On March 6, 2020, we completed the private placement of $250,000 of non-interest bearing senior convertible debentures.

Financial

To date, we have devoted substantially all of our efforts and financial resources to the development of our proposed drug candidates. We have not received FDA approval to market, distribute or sell any products. We have recently begun working on developing IND approved studies for our adenosine receptor technology platform.

Since our inception in 2003, we have generated no revenue from product sales and have funded our operations principally through the private and public sales of our equity securities. We have never been profitable and as of September 30, 2021 we had an accumulated deficit of approximately $64.3 million. We expect to continue to incur significant operating losses for the foreseeable future as we continue the development of our product candidates and advance them through clinical trials.

Our cash balances at December 31, 2020 were approximately $404,000 representing 100% of total assets. In October 2020, we completed a private placement of $500,000 in cash of our debt securities, in January 2021, we completed a private placement of $500,000 in cash of our debt securities, and in June 2021, we completed another private placement of $500,000 in cash of our debt securities. Based on our current expected level of operating expenditures and current cash balance as of the date of this report, we expect to be able to fund our operations into the second quarter of 2022. This period could be shortened if there are any significant increases in spending that were not anticipated or other unforeseen events.

We anticipate raising additional cash through the private or public sales of equity or debt securities, collaborative arrangements, licensing agreements or a combination thereof, to continue to fund our operations and the development of our product candidates. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available to us when needed in order to allow us to continue our operations, or if available, on terms acceptable to us. If we do not raise sufficient funds in a timely manner, we may be forced to curtail operations, delay or stop our ongoing pre-clinical studies and potential clinical trials, cease operations altogether, or file for bankruptcy. We currently do not have commitments for future funding from any source.

Going Concern

Our auditors’ report on our December 31, 2020 consolidated financial statements expressed an opinion that our capital resources as of the date of their Audit Report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. During February of 2018, we curtailed our operations due to our lack of cash, but upon the cancellation of the Ridgeway license, we resumed preclinical development. Notwithstanding our recent financings in January of 2021 whereby we raised $500,000 and June of 2021 whereby we raised an additional $500,000, our current cash level raises substantial doubt about our ability to continue as a going concern. If we do not obtain additional funds, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

Critical Accounting Policies

We have prepared our financial statements in conformity with accounting principles generally accepted in the United States, which requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. We base these significant judgments and estimates on historical experience and other applicable assumptions we believe to be reasonable based upon information presently available. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the financial statements as soon as they became known. Actual results could materially differ from our estimates under different assumptions, judgments or conditions.

All of our significant accounting policies are discussed in Note 3, Summary of Critical Accounting Policies and Use of Estimates, to our financial statements, included elsewhere in this annual report. We have identified the following as our critical accounting policies and estimates, which are defined as those that are reflective of significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions, judgments or conditions.

We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Significant estimates include the fair value of derivative instruments, stock-based compensation, recognition of clinical trial costs and other accrued liabilities. Actual results may differ from those estimates.

Derivative Liability - The Company has financial instruments that are considered derivatives or contain embedded features subject to derivative accounting. Embedded derivatives are valued separately from the host instrument and are recognized as derivative liabilities in the Company’s balance sheet. The Company measures these instruments at their estimated fair value and recognizes changes in their estimated fair value in results of operations during the period of change. The Company values its derivative liabilities using the Black-Scholes option valuation model. The resulting liability is valued at each reporting date and the change in the liability is reflected as change in derivative liability in the statement of operations.

Fair Value of Financial Instruments - Derivative liabilities consist of certain of our preferred stock and warrants with anti-dilution provisions, and are valued using option pricing models which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

Recent Accounting Pronouncements

With the exception of those discussed below, there have not been any recent changes in accounting pronouncements and Accounting Standards Update (ASU) issued by the Financial Accounting Standards Board (FASB) during the year ended December 31, 2020 that are of significance or potential significance to the Company.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We do not expect that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

Result of Operations

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the years ending December 31, 2020 and 2019. We do not anticipate generating any revenues during 2021. Net loss for 2020 and 2019 were $6,295,000 and $934,000, respectively, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled $2.5 million and $0.6 million during 2020 and 2019, respectively. The increase in operating expenses is the result of the following factors.

	Year Ended		Change in 2020
	December 31,		Versus 2019
	2020	2019	$	%
	(amount in thousands)
Operating Expenses
Research and development	$18	$44	$(26)	(60)%
License termination cost	1,969	—	1,969	100%
General and administrative	494	565	(71)	(13)%
Total operating expense	$2,481	$609	$1,872	307%

Research and Development

Research and development expenses totaled $18,000 and $44,000 for the years ended 2020 and 2019, respectively. The decrease of $26,000, or 60%, in 2020 compared to 2019 was primarily due to the termination of storage costs related to Mipsagargin, which was being developed prior to the curtailment of operations in February of 2018, partially offset by the engagement of consultants to develop the adenosine A2R antagonists and in preparation for an IND filing.

Our future research and development expenses will consist primarily of expenditures related to consultants and other personnel and costs required to develop the adenosine A2R antagonists and in preparation for an IND filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors.

License Termination Cost

License termination cost relates to the termination of a licensing agreement previously entered into on August 3, 2018, as more fully described elsewhere in this filing. We incurred noncash expense of approximately $1,944,000 related to the issuance of 866,667 shares of common stock and 8,000 shares of Series F 0% Convertible Preferred Stock. Additionally, we have assumed certain expenses and costs of approximately $25,000.

General and Administrative

General and administrative expenses totaled $0.5 million and $0.57 million during 2020 and 2019, respectively. The decrease of approximately $0.07 million, or 13%, in 2020 compared to 2019 was primarily the result of a decrease in professional fees.

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Other Income (Expense)

Other income (expense) totaled approximately $3.7 million and $0.3 million of expense for 2020 and 2019, respectively.

	Year Ended		Change in
	December 31,		2020 Versus 2019
	2020	2019	$	%
	(amount in thousands)
Gain (loss) on change in fair value of derivative liability	$(3,846)	$327	$(4,173)	(1,276)%
Gain on conversion of debt	334	125	209	167%
Interest (expense), net	(302)	(777)	475	61%
Total other income (expense)	$(3,814)	$(325)	$(3,489)	(1,074)%

Loss on change in fair value of derivative liability

As a result of a change in the fair value of our derivative liability, we realized loss of $3.8 million and gain of $0.3 million during the years ended December 31, 2020 and 2019, respectively. The change in the fair value of our derivative liability was the result of our convertible debentures and notes issued in September 2017, July 2018, December 2018, July 2019, October 2019, November 2019, March 2020 and October 2020, where we issued convertible notes with variable conversion rates, and to the issuance of our Series F preferred stock in October 2020, which is convertible into a variable number of shares of common stock. Refer to Note 7 in our Consolidated Financial Statements for further discussion on our derivative liability.

Gain on conversion of debt

There was a gain on conversion of debt of approximately $0.3 million during the year ended December 31, 2020, with a gain of approximately $0.1 million during the year ended December 31, 2019. Gain on conversion of debt results from the difference between the fair value of common stock issued upon conversion and the carrying amount of the debt converted.

Interest income (expense)

We had $0.3 million net interest expense in 2020, compared to $0.8 million of expense in 2019. The decrease of $0.5 million was attributable to a decrease in the cost associated with derivative instruments issued with a value in excess of proceeds received.

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the three months ended September 30, 2021 and 2020, and we do not anticipate generating any revenues during 2021. Net income for the three months ending September 30, 2021 was approximately $6.1 million and net income for the three months ended September 30, 2020 was approximately $2.1 million, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled approximately $0.2 million and $0.1 million during the three months ended September 30, 2021 and 2020, respectively. The increase in operating expenses is the result of the following factors.

	Three months ended September 30,		Change in 2021 versus 2020
	2021	2020	$	%
	(amount in thousands)
Operating Expenses
Research and development	$97	$11	$86	782%
General and administrative	118	126	(8)	6%
Total operating expenses	$215	$137	$78	57%

Research and Development Expenses

Research and development expenses totaled approximately $0.1 million and $0.01 million for the three months ended September 30, 2021 and 2020, respectively.

Our current research and development expenses currently consist primarily of consulting fees and development expense related to development of the adenosine A2R antagonists and preparation for an IND filing.

General and Administrative

General and administrative expenses totaled approximately $0.1 million and $0.1 million for the three months ended September 30, 2021 and 2020, respectively. The decrease of approximately $0.01 million, or 6%, for the three months ended September 30, 2021 compared to the same period in 2020, was primarily due to decreased director compensation.

Our general and administrative expenses currently consist primarily of expenditures related to legal, accounting and tax, other professional services, and general operating expenses.

Other Income (Expense)

Other income (expense) totaled approximately $6.3 million of income and $2.2 million of income for the three months ended September 30, 2021 and 2020, respectively.

	Three Months Ended September 30,		Change in 2021 Versus 2020
	2021	2020	$	%
	(amount in thousands)
Gain (loss) on change in fair value of derivative liability	$6,660	$2,024	$4,636	229%
Gain (loss) on conversion of debt	(48)	240	(288)	120%
Interest (expense), net	(272)	(21)	(251)	1,195%
Total other (expense)	$6,340	$2,243	$4,097	183%

Gain (loss) on change in fair value of derivative liability

As a result of a change in the fair value of our derivative liability, we realized gain of $6.7 million and $2.0 million during the three months ended September 30, 2021 and 2020, respectively. The change in the fair value of our derivative liability was the result of our convertible debentures and notes issued in September 2017, October 2020, January 2021 and June 2021, where we issued convertible notes with variable conversion rates, and to the issuance of our Series F preferred stock in October 2020, which is convertible into a variable number of shares of common stock. Refer to Note 6 in our unaudited condensed consolidated financial statements for further discussion on our derivative liability.

Gain on conversion of debt

There was a loss on conversion of debentures of approximately $0.05 million during the three months ended September 30, 2021, with gain of approximately $0.2 million during the three months ended September 30, 2020. Gain on conversion of debt results from the difference between the fair value of common stock issued upon conversion and the carrying amount of the debt converted.

Interest income (expense)

We had net interest expense of $0.3 million in the three months ended September 30, 2021 compared to expense of $0.02 million for the three months ended September 30, 2020. The increase of $0.3 million was attributable an increase in the cost associated with derivative instruments issued with a value in excess of proceeds received.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the nine months ended September 30, 2021 and 2020, and we do not anticipate generating any revenues during 2021. Net income for the nine months ended September 30, 2021 was approximately $2.6 million and net income for the nine months ended September 30, 2020 was approximately $0.2 million, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled approximately $0.6 million and $0.4 million during the nine months ended September 30, 2021 and 2020, respectively. The increase in operating expenses is the result of the following factors.

	Nine months ended September 30,		Change in 2021 versus 2020
	2021	2020	$	%
	(amount in thousands)
Operating Expenses
Research and development	$190	$33	$157	476%
General and administrative	371	344	27	8%
Total operating expenses	$561	$377	$184	49%

Research and Development Expenses

Research and development expenses totaled approximately $0.2 million and $0.03 million for the nine months ended September 30, 2021 and 2020, respectively.

Our current research and development expenses currently consist primarily of consulting fees and development expense related to development of the adenosine A2R antagonists and preparation for an IND filing.

General and Administrative

General and administrative expenses totaled approximately $0.4 million and $0.3 million for the nine months ended September 30, 2021 and 2020, respectively. The increase of approximately $0.03 million, or 8%, for the nine months ended September 30, 2021 compared to the same period in 2020, was primarily due to increased professional fees partially offset by a reduction in director compensation.

Our general and administrative expenses currently consist primarily of expenditures related to legal, accounting and tax, other professional services, and general operating expenses.

Other Income (Expense)

Other income (expense) totaled approximately $3.2 million and $0.6 million of income for the nine months ended September 30, 2021 and 2020, respectively.

	Nine Months Ended September 30,		Change in 2021 Versus 2020
	2021	2020	$	%
	(amount in thousands)
Loss on change in fair value of derivative liability	$3,001	$353	$2,648	750%
Gain on conversion of debt	1,130	398	732	184%
Interest (expense), net	(924)	(169)	(755)	447%
Total other (expense)	$3,207	$582	$2,625	451%

Gain (loss) on change in fair value of derivative liability

As a result of a change in the fair value of our derivative liability, we realized income of $3.0 million and $0.4 million during the nine months ended September 30, 2021 and 2020, respectively. The change in the fair value of our derivative liability was the result of our convertible debentures and notes issued in September 2017, July 2018, December 2018, July 2019, October 2019, November 2019, March 2020, October 2020, January 2021 and June 2021, where we issued convertible notes with variable conversion rates, and to the issuance of our Series F preferred stock in October 2020, which is convertible into a variable number of shares of common stock. Refer to Note 6 in our unaudited condensed consolidated financial statements for further discussion on our derivative liability.

Gain on conversion of debt

There was a gain on conversion of debentures of approximately $1.1 million during the nine months ended September 30, 2021, compared to a gain of $0.4 million during the nine months ended September 30, 2020. Gain on conversion of debt results from the difference between the fair value of common stock issued upon conversion and the carrying amount of the debt converted.

Interest income (expense)

We had net interest expense of $0.9 million in the nine months ended September 30, 2021 compared to expense of $0.2 million for the nine months ended September 30, 2020. The increase of $0.8 million was attributable an increase in the cost associated with derivative instruments issued with a value in excess of proceeds received.

Liquidity and Capital Resources

We have incurred losses since our inception in 2003 as a result of significant expenditures on operations, research and development and the lack of any approved products to generate revenue. We have an accumulated deficit of $64.3 million as of September 30, 2021 and anticipate that we will continue to incur additional losses for the foreseeable future. To date, we have funded our operations through the private sale of our equity securities, convertible debentures, and exercise of options and warrants, resulting in gross proceeds of approximately $39.1 million. Cash at September 30, 2021 was approximately $995,000.

Our auditors’ report on our December 31, 2020 financial statements expressed an opinion that our capital resources as of the date of their audit report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Based on our current level of expected operating expenditures, we expect to be able to fund our operations into second quarter of 2022. This assumes that we spend minimally on general operations and only continue conducting our ongoing pre-clinical studies, and that we do not encounter any unexpected events or other circumstances that could shorten this time period. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

We are actively seeking sources of financing to fund our continued operations and research and development programs. To raise additional capital, we may sell equity or debt securities, or enter into collaborative, strategic and/or licensing transactions. There can be no assurance that we will be able to complete any financing transaction in a timely manner or on acceptable terms or otherwise. If we are not able to raise additional cash, we may be forced to further delay, curtail, or cease development of our product candidates, or cease operations altogether.

	Nine months ended September 30,		Change in 2021 versus 2020
	2021	2020	$	%
	(amount in thousands)
Cash at beginning of period	$404	$23	$381	1,657%
Net cash used in operating activities	(409)	(245)	(164)	67%
Net cash provided by investing activities	-	-	-	-%
Net cash provided by financing activities	1,000	255	745	292%
Cash and restricted cash at end of period	$995	$33	$962	2,915%

Cash totaled approximately $1.0 million and $0.03 million as of September 30, 2021 and 2020, respectively. The increase of approximately $1.0 million at September 30, 2021 compared to the same period in 2020 was primarily attributable to cash available from current and prior year private placements offset by an increase in cash used in operations.

Net Cash Used in Operating Activities

Net cash used in operating activities was approximately $0.4 million and $0.2 million for the nine months ended September 30, 2021 and 2020, respectively. Cash used for operations increased by approximately $0.2 million, or 67%, during the nine months ended September 30, 2021, compared to the same period in 2020. The increase in cash used was primarily attributable to an increase in our net loss (after adjusting for noncash items) of approximately $0.2 million.

Net Cash Provided by Investing Activities

There was no cash provided by or used in investing activities for the nine months ended September 30, 2021 and 2020.

Net Cash Provided by Financing Activities

There was $1,000,000 cash provided by financing activities for the nine months ended September 30, 2021, compared to $255,000 cash provided by financing activities for the nine months ended September 30, 2020. In 2021, we received proceeds of $1,000,000 from the sale of convertible debentures and in 2020 we received proceeds of $250,000 from the sale of convertible debentures and $5,000 from the sale of preferred stock.

OUR MANAGEMENT

Directors, Executive Officers and Significant Employees

The names of our directors and executive officers and their ages, positions, and biographies as of June 30, 2021, are set forth below. Our executive officers are appointed by, and serve at the discretion of the Board. There are no family relationships among any of our directors or executive officers. All directors hold office until the next annual meeting of shareholders or until their respective successors are elected, except in the case of death, resignation, or removal. On June 16, 2021,Michael Cain resigned as chief executive officer, principal accounting officer and as a member of the Board. The Company is currently searching for a qualified replacement principal executive officer and principal accounting officer.

Name	Position	Age	Position Since
Executive Directors
Raul Silvestre	Chief Executive Officer, Chief Financial Officer, President and Director	50	8/2021
Independent Directors
Scott V. Ogilvie	Director	66	03/2008
Claire Thom, Pharm.D.	Director	65	10/2016

Raul Silvestre, Esq., has been general outside counsel to Rebus Holdings since 2008 and the managing partner of the Silvestre Law Group, P.C. since 1999. While serving as counsel to the company, Mr. Silvestre has been responsible for managing and overseeing all legal aspects of the company including capital raising transaction and corporate governance and has been instrumental in the reacquisition of the technology which is the basis of our lead proposed product. Mr. Silvestre’s legal career has focus on corporate and securities law where he has assisted both private and public companies in capital raising, merger and acquisition transactions as well as general corporate matters, recapitalizations and restructurings. Mr. Silvestre has also been an active investor, manager, and principal in, public and private entities with an emphasis in the biotechnology and pharmaceutical industries. Mr. Silvestre received a B.S. with an emphasis in Finance from the University of Southern California and his Juris Doctorate from Pepperdine School of Law. In evaluating Mr. Silvestre’s specific experience, qualifications, attributes, and skills in connection with his appointment to our Board, we took into account his prior service to the company, corporate legal experience, knowledge of capital markets, and experience in publicly traded biotechnology and drug development companies.

Scott V. Ogilvie has served as a director on our board since February 2008. Mr. Ogilvie is currently the President of AFIN International, Inc., a private equity/business advisory firm, which he founded in 2006. Prior to December 31, 2009, he was CEO of Gulf Enterprises International, Ltd, a company that brings strategic partners, expertise and investment capital to the Middle East and North Africa. He held this position since August 2006. Mr. Ogilvie previously served as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he held from 2001 to 2007. He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate management and board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the board of directors of Neuralstem, Inc. (NASDAQ: CUR) and Research Solutions, Inc. (OTCQB: RSSS). Mr. Ogilvie also served on the board of directors of Preferred Voice Inc. (OTCQB: PRFV), Innovative Card Technologies, Inc. (OTCBB: INVC) and National Healthcare Exchange, Inc. (OTCBB: NHXS). In evaluating Mr. Ogilvie’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work in both public and private organizations regarding corporate finance, securities and compliance and international business development.

Claire Thom, PharmD has served as a director on our board since October 2016. Dr. Thom has two decades of experience in the pharmaceutical industry, with responsibilities including drug development, new product planning, and marketing. Most recently, from July 2013 until June 2016, Dr. Thom was the Senior Vice President Global Therapeutic Head for Oncology at Astellas Pharma (TOKYO: ALPMY). At Astellas, she developed and supervised the implementation of the company’s oncology strategy. In addition, she was appointed to serve on the Board of Directors for Agensys, a fully-owned subsidiary of Astellas. Prior to her roles at Astellas, Dr. Thom served as Senior Vice President of Portfolio Management, Drug Development Management and Strategic Business Operations at Millennium Pharmaceuticals, the Takeda Oncology Company, (TOKYO: TKPYY) from August 2008 until January 2013. Prior to her assignment at Millennium, she held several positions of increasing responsibility at Takeda to become the company’s Oncology Franchise Leader. Earlier, she worked at G.D. Searle and began her career as a clinical pharmacist. Ms. Thom was awarded a Doctor of Pharmacy and a Bachelor of Pharmacy, both with honors, from the University of Illinois. In evaluating Dr. Thom’s specific experience, qualifications, attributes and skills in connection with her appointment to our board, we took into account her knowledge of scientific matters affecting our business and her understanding of our industry.

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer.

CORPORATE GOVERNANCE

Independent Directors

For purposes of determining independence, the Company has adopted the definition of independence as contained in NASDAQ Market Place Rule 5605(a)(2). Pursuant to the definition, the Company has determined that Dr. Thom and Mr. Ogilvie qualify as independent.

Committees

The board of directors has established three standing committees: (1) an Audit Committee, (2) a Nominating and Corporate Governance Committee, and (3) a Leadership Development and Compensation Committee. Each of the committees operates under a written charter adopted by the board of directors. A copy of each respective committee’s charter can be viewed as Exhibits 99.01, 99.02 and 99.03 to this Annual Report.

The table below identifies the Board’s standing committees and committee membership as of October 31, 2021:

Director	Independent	Audit Committee	Nominating and Corporate Governance Committee	Leadership Development and Compensation Committee
Scott Ogilvie	Yes	Chair	Chair	—

Claire Thom, PharmD	Yes	Member	—	Chair

Each member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee is considered independent under the NASDAQ Market Place Rules.

Audit Committee

The main function of our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

●	Selecting and hiring our independent auditors.

●	Evaluating the qualifications, independence and performance of our independent auditors.

●	Approving the audit and non-audit services to be performed by our independent auditors.

●	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.

●	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

●	Reviewing with management any earnings announcements and other public announcements regarding our results of operations.

●	Reviewing regulatory filings with management and our auditors.

●	Preparing any report the SEC requires for inclusion in our annual proxy statement.

●	The Audit Committee will review and approve all related party transactions.

Our Audit Committee is currently comprised of Scott V. Ogilvie and Claire Thom, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Audit Committee is independent within the meaning of the rules of the SEC and rule 5605(a)(2) of the Marketplace Rules of NASDAQ. Additionally, our board has determined that Scott V. Ogilvie is an audit committee financial expert as defined under the rules of the SEC. A copy of the charter is contained in Exhibit 99.01 to this Registration Statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s purpose is to assist our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria set by our board of directors and to develop our corporate governance principles. This committee’s responsibilities include:

●	Evaluating the composition, size, organization and governance of our board of directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees and selection of chairs of these committees.

●	Reviewing and recommending to our board of directors, director independence determinations made with respect to continuing and prospective directors.

●	Establishing a policy for considering stockholder nominees for election to our board of directors.

●	Recommending ways to enhance communications and relations with our stockholders.

●	Evaluating and recommending candidates for election to our board of directors.

●	Overseeing our board of directors’ performance and self-evaluation process and developing continuing education programs for our directors.

●	Evaluating and recommending to the board of directors, termination of service of individual members of the board of directors as appropriate, in accordance with governance principles, for cause or for other proper reasons.

●	Making regular written reports to the board of directors.

●	Reviewing and reexamining the committee’s charter and making recommendations to the board of directors regarding any proposed changes.

●	Reviewing annually the committee’s own performance against responsibilities outlined in its charter and as otherwise established by the board of directors.

Our Nominating and Corporate Governance Committee is currently comprised of Scott V. Ogilvie, a non-employee member of our board of directors. Our board of directors has determined that Mr. Ogilvie is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ. The charter of the Nominating and Corporate Governance Committee is contained in Exhibit 99.03 of this Registration Statement.

Leadership Development and Compensation Committee

The purpose of our Leadership Development and Compensation Committee is to oversee our compensation programs. The committee may form and delegate authority to subcommittees or, with respect to compensation for employees and consultants who are not executive officers for purposes of Section 16 of the Exchange Act, to our officers, in either instance as the committee determines appropriate. The committee’s responsibilities include:

●	Reviewing and approving our general compensation strategy.

●	Establishing annual and long-term performance goals for our CEO and other executive officers.

●	Conducting and reviewing with the board of directors an annual evaluation of the performance of the CEO and other executive officers.

●	Evaluating the competitiveness of the compensation of the CEO and the other executive officers.

●	Reviewing and making recommendations to the board of directors regarding the salary, bonuses, equity awards, perquisites and other compensation and benefit plans for the CEO.

●	Reviewing and approving all salaries, bonuses, equity awards, perquisites and other compensation and benefit plans for our other executive officers.

●	Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, indemnification agreements and other material agreements between the company and our executive officers.

●	Acting as the administering committee for our stock and bonus plans and for any equity or cash compensation arrangements that we may adopt from time to time.

●	Providing oversight for our overall compensation plans and benefit programs, monitoring trends in executive and overall compensation and making recommendations to the board of directors with respect to improvements to such plans and programs or the adoption of new plans and programs.

●	Reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for non-employee members of the board of directors.

●	Reviewing plans for the development, retention and succession of our executive officers.

●	Reviewing executive education and development programs.

●	Monitoring total equity usage for compensation and establishing appropriate equity dilution levels.

●	Reporting regularly to the board of directors on the committee’s activities.

●	Reviewing and discussing with management the required annual compensation discussion and analysis disclosure, if any, regarding named executive officer compensation and, based on this review and discussions, making a recommendation to include in our annual public filings.

●	Preparing and approving any required committee report to be included in our annual public filings.

●	Performing a review, at least annually, of the performance of the committee and its members and reporting to the board of directors on the results of this review.

●	Investigating any matter brought to its attention, with full access to all our books, records, facilities and employees and obtaining advice, reports or opinions from internal or external counsel and expert advisors in order to help it perform its responsibilities.

Our Leadership Development and Compensation Committee is currently comprised of Claire Thom, who is a non-employee member of our board of directors. Dr. Thom is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our board of directors has determined that Dr. Thom is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ. A copy of the charter is contained in Exhibit 99.02 to this Registration Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors and officers were timely met during 2020.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation states that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices or positions with us. However, nothing in our certificate of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which that person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of that person’s office or position. To the extent that a director has been successful in defending any proceeding brought against him, the Delaware General Corporation Law provides that the director shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

Diversity of Board of Directors

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee our businesses.

Code of Ethics

We have adopted a “Code of Ethics” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code is attached to this Registration Statement as Exhibit 14.01.

EXECUTIVE COMPENSATION

The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal years ended December 31, 2020 and 2019 provided by (i) each person serving as our principal executive officer, or PEO, or acting in a similar capacity during our fiscal year ended December 31, 2020 (ii) our most highly compensated executive officers other than our PEO who were serving as executive officers on December 31, 2020 and whose total compensation exceeded $100,000 (collectively with the PEO referred to as the “named executive officers” in this Executive Compensation section); and (iii) our Principal Financial Officer.

Name & Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christopher Lowe,	2020	—		—	—	—	—	—	—	—
Chief Executive Officer and Chief Financial Officer	2019	—	(1)	—	—	—	—	—	—	—

Michael Cain,	2020	—	(2)	—	—	—	—	—	—	—
Chief Executive Officer and Chief Financial Officer (3)	2019	—	(2)	—	—	—	—	—	—	—

Raul Silvestre	2020	—		—	—	—	—	—	—	—
Chief Executive Officer and Chief Financial Officer (4)	2019	—		—	—	—	—	—	—	—

(1)	No salary was paid or accrued for Mr. Lowe in 2019. Effective July 15, 2019, Mr. Lowe resigned as chief executive officer and as a member of the Board.
(2)	Mr. Cain became our chief executive officer and principal accounting officer effective July 26, 2019. Mr. Cain did not receive any compensation for his services.

(3)	Mr. Cain resigned as principal executive and accounting officer, and as a member of the Board effective June 16, 2021.

(4)	Mr. Silvestre was appointed as principal executive and accounting officer, and as a member of the Board effective August 16, 2021.

Outstanding Executive Equity Awards at Fiscal Year-End 2020

None.

Employment Agreements and Change in Control

Raul Silvestre

Raul Silvestre was appointed chief executive officer and chief financial officer / principal accounting officer of the Company effective August 16, 2021. He was also appointed as a member of the Board of Directors. Mr. Silvestre does not have an employment agreement covering his services and has not received any compensation for services as chief executive officer or chief financial officer Mr. Silvestre is not subject to any compensation arrangements in the event that he is terminated or resigns as an officer for any reason.

Michael Cain

Michael Cain was appointed chief executive officer and chief financial officer / principal accounting officer of the Company effective July 26, 2019. Effective June 16, 2021, Mr. Cain resigned from all positions with the Company and as a member of the Board of Directors. During his tenure, the Company did not have any employment agreement covering Mr. Cain’s services and he did not receive any compensation as our chief executive officer or chief financial officer.

Christopher Lowe

Employment Agreement

We employed Christopher Lowe as our Chief Executive Officer and Chief Financial Officer pursuant to a written contract that until such time that either the Company or Mr. Lowe terminates the agreement. Mr. Lowe resigned his employment with the Company effective July 15, 2019. Mr. Lowe received a base salary of $316,250, of which we deducted $41,250 during the first year and pay such amount to a third party as a placement fee for Mr. Lowe’s employment. As a result, Mr. Lowe received a net base salary of $275,000 for his first year of employment.

Mr. Lowe’s employment agreement provided for severance in the event Company terminates Mr. Lowe’s employment without Cause or Mr. Lowe resigned with Good Reason, as each term is defined in the employment agreement, provided certain company funding requirements were met. Pursuant to Mr. Lowe’s resignation, no severance was paid pursuant to the terms of his employment agreement.

Equity Compensation Plans

For information related to our equity compensation plans for which our officers and directors are issued securities from, please see Securities authorized for issuance under equity compensation plans beginning on page 33 of this Registration Statement.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Scott Ogilvie	—	—	—	—	—	30,000	(1)	30,000

Claire Thom	—	—	—	—	—	20,000	(2)	20,000

(1)	On March 1, 2021, we entered into an agreement with Mr. Ogilvie whereby each of the parties entered into a mutual release and we agreed to pay Mr. Ogilvie an aggregate of $60,000, of which $30,000 was due and payable on November 13, 2020 with the remaining $30,000 due and payable on February 18, 2021. In exchange for such payments, Mr. Ogilvie agreed to waive $231,167 in outstanding director fees owed to Mr. Ogilvie from March 31, 2017 through March 31, 2021. Further, pursuant to the agreement, we agreed to issue a common stock purchase option with a Black Scholes’ value of $60,000 to Mr. Ogilvie immediately prior to the announcing approval from the FDA to commence our first Phase 1 clinical trial (this has not yet occurred). The option will have an exercise price equal to the closing price of the Company’s common stock on the day preceding the announcement and a term of 10 years.

(2)	On March 1, 2021, we entered into an agreement with Dr. Thom whereby each of the parties entered into a mutual release and we agreed to pay Dr. Thom an aggregate of $40,000, of which $20,000 was due and payable on November 13, 2020 with the remaining $20,000 due and payable on February 18, 2021. In exchange for such payments, Dr. Thom agreed to waive $204,500 in outstanding director fees owed to Dr. Thom from March 31, 2017 through March 31, 2021. Further, pursuant to the agreement, we agreed to issue a common stock purchase option with a Black Scholes’ value of $40,000 to Dr. Thom immediately prior to the announcing approval from the FDA to commence our first Phase 1 clinical trial (this has not yet occurred). The option will have an exercise price equal to the closing price of the Company’s common stock on the day preceding the announcement and a term of 10 years.

Current Amended Non-Employee Director Compensation Policy

Effective April 1, 2021, the Board of Directors amended its employee director compensation policy (“Amended Director Policy”). Pursuant to the Amended Director Policy, each Board member will receive $5,000 in cash per quarter of service on the Board of Directors.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of October 31, 2021, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

●	each of our current directors and nominees;

●	each of our current named executive officers; and

●	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

Name and Address of Beneficial Owner(1)	Shares	Common Stock Shares Underlying Convertible Securities(2)		Total		Percent of Class(2)
Directors and named Executive Officers
Raul Silvestre (3)	1	541,448		541,449		4.99%
Michael Cain +	—	—		—		*
Christopher Lowe @	—	—		—		*
Scott Ogilvie	1	—		1—		*
Claire Thom	1	—		1—		*
All directors and executive officers as a group (5 persons)	3	541,448		541,451		4.99%

5% Shareholders
Sabby Volatility Warrant Master Fund, Ltd. (4)	1	1,144,195		1,144,195	(5)	9.99%
Ridgeway Therapeutics, Inc. (6)	866,667		(7)	866,667	(7)	8.41%

*	Less than one percent.
+	Mr. Cain resigned as an officer and director of the Company effective June 16, 2021.
@	Mr. Lowe resigned as an officer and director of the Company effective July 15, 2019.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is 2629 Townsgate Road #215, Westlake Village, CA 91361.
(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 10,309,212 shares of common stock issued and outstanding as of October 31, 2021.

(3)	All share amounts underlying convertible securities represent debentures held by Silvester Law Group, P.C, of which Mr. Silvestre serves as its managing director. Excludes 2,640,986 shares of common stock underlying debentures held by Silvestre Law Group, P.C.

(4)	89 Nexus Way, Camana Bay, Grand Cayman Ky1-9007, Cayman Islands.
(5)	Excludes 4,663,508 common shares underlying outstanding debentures and 9 common shares underlying outstanding warrants.

(6)	4085 Campbell Ave. #150, Menlo Park, CA 94025. Colin Hislop has voting and dispositive control with respect to the securities.
(7)	Ridgeway Therapeutics additionally holds 8,000 shares of our Series F Convertible Preferred Stock that converts into Common Stock. The 8,000 shares of Series F Convertible Preferred Stock are convertible into an aggregate of 80% of the issued and outstanding Common Stock post-conversion on the conversion date. The Series F Preferred Stock votes on an as converted to Common Stock basis. Additionally, upon the termination, conversion or otherwise extinguishment of certain of our outstanding convertible debentures, the Series F Preferred Stock will automatically convert into Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is incorporated by reference from the section of this annual report entitled “Executive Compensation.”

Information regarding disclosure of compensation to a director is incorporated by reference from the section of this annual report entitled “Director Compensation.”

Summarized below are certain transactions and business relationships between the Company and persons who are or were an executive officer, director or holder of more than five percent of any class of our securities (at the time of the transaction) since January 1, 2019:

Related Party Transactions

●	We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. The indemnification agreements are substantially similar to those entered into with our executive officers and as a more fully described in the section of this annual report entitled “Employment Agreements and Change in Control.”

●	On March 1, 2021, we entered into a settlement and release agreement with Claire Thom, one of our independent directors for the settlement of past due director fees and the mutual release of all claims. Pursuant to the agreement, Dr. Thom agreed to waive $204,500 in outstanding director fees in exchange for the following: (i) the payment of $40,000 (of which $20,000 was paid in November 2020 and $20,000 in February 2021) and (ii) immediately prior to the announcement that the Company has received approval from the FDA to commence its first Phase 1 clinical trial after March 1, 2021, a common stock purchase option with a Black Scholes’ value of $40,000, having an exercise price equal to the closing price on the day preceding the announcement, and a term of 10 years. We also agreed to amend our non-employee director compensation policy such that on April 1, 2021 each director will be entitled to receive a quarterly Board fee of $5,000 in cash.

●	On March 1, 2021, we entered into a settlement and release agreement with Scott Ogilvie, one of our independent directors for the settlement of all past due director fees and the mutual release of all claims. Pursuant to the agreement, Mr. Ogilvie agreed to waive $231,167 in outstanding director fees in exchange for the following: (i) the payment of $60,000 (of which $30,000 was paid in November 2020 and $30,000 in February 2021) and (ii) immediately prior to the announcement that the Company has received approval from the FDA to commence its first Phase 1 clinical trial after March 1, 2021, a common stock purchase option with a Black Scholes’ value of $40,000, having an exercise price equal to the closing price on the day preceding the announcement, and a term of 10 years. We also agreed to amend our non-employee director compensation policy such that on April 1, 2021 each director will be entitled to receive a quarterly Board fee of $5,000 in cash.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation Laws of the State of Delaware and the Company’s Bylaws provide for indemnification of the Company’s Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Furthermore, the personal liability of the Directors is limited as provided in the Company’s Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Securities and Exchange Commission’s position is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2020, and 2019 included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the reports of Liggett & Webb, P.A., our independent registered public accounting firm, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firms as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of our securities offered and to be issued by this prospectus will be passed upon for us by Silvestre Law Group, P.C. of Westlake Village, CA. The Silvestre Law Group, P.C. or its various principals and/or affiliates, own approximately $290,000 in principal of non-interest bearing senior convertible debentures.

WHERE YOU CAN FIND MORE INFORMATION

We make our public filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports. These materials are available on the SEC’s web site, www.sec.gov.

You may also read and copy any materials you file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1–800–SEC–0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet site is located at www.sec.gov. Alternatively, you may obtain copies of these filings, including exhibits, by writing or telephoning us at:

REBUS HOLDINGS

2629 Townsgate Road #215

Westlake Village, CA 91361

Attn: Chief Executive Officer

Tel: (818) 597-7552

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

REBUS HOLDINGS, INC.

PART I

FINANCIAL INFORMATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of:

Inspyr Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Inspyr Therapeutics, Inc. and Subsidiary (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of losses, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as “the consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses since inception and has generated no revenues. The Company has a working capital deficit and an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Derivative Liabilities

As described in Note 3 to the consolidated financial statements, the Company measures fair value of derivative liabilities at fair value using level three inputs. To determine fair value of derivative liabilities, the Company determines the appropriate valuation methodology and assumptions, including unobservable inputs. The derivative liabilities are measured at fair value using a Black-Scholes valuation model that uses significant assumptions, including the Company’s stock price, historical volatility of the Company’s shares, risk-free interest rate and probability of conversion occurrence through maturity.

Auditing management’s estimate for the fair value of derivative liabilities was complex and highly judgmental as it involved our assessment of the significant assumptions used by management because the fair value calculations were sensitive to changes in assumptions described above, and certain inputs used in the determination of fair values were based on unobservable data, including, but not limited to, the historical volatility and probability of conversion.

To test the fair value of derivative liabilities, we performed audit procedures that included, among others, evaluating the methodologies used in the valuation model and the significant assumptions used by the Company.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

We have served as the Company’s auditor since 2014.

Boynton Beach, Florida

March 31, 2021, except for footnote 3 “Reverse Stock Split,”, footnote 9 “Reverse Stock Split” and footnote 15 “Reverse Stock Split,” as to which the date is December 3, 2021

INSPYR THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS

Current assets:
Cash	$404	$4
Restricted cash	-	19
Total current assets	404	23

Total assets	$404	$23

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$2,261	$2,269
Accrued expenses	1,940	1,866
Convertible debentures, net of unamortized discount of $488 and $281	1,878	2,826
Derivative liability	6,828	1,785
Total current liabilities	12,907	8,746
Total liabilities	12,907	8,746

Commitments and contingencies (Note 8)	-	-

Stockholders’ deficit:
Convertible preferred stock, undesignated, par value $.0001 per share; 29,978,846 shares authorized, no shares issued and outstanding, respectively	-	-
Convertible preferred stock Series A, par value $.0001 per share; 1,854 shares authorized, 134 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series B, par value $.0001 per share; 1,000 shares authorized, 71 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series C, par value $.0001 per share; 300 shares authorized, 290 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series D, par value $.0001 per share; 5,000 shares authorized, 5,000 and 5,000 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series E, par value $.0001 per share; 5,000 shares authorized, 5,000 and no shares issued and outstanding, respectively	-	-
Convertible preferred stock Series F, par value $.0001 per share; 8,000 shares authorized, 8,000 and no shares issued and outstanding, respectively	-	-
Common stock, par value $.0001 per share; 1,000,000,000 shares authorized, 2,478,848 and 12,160 shares issued and outstanding, respectively	-	-
Additional paid-in capital	54,472	51,957
Accumulated deficit	(66,975)	(60,680)
Total stockholders’ deficit	(12,503)	(8,723)

Total liabilities and stockholders’ deficit	$404	$23

The accompanying notes are an integral part of these audited consolidated financial statements.

INSPYR THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF LOSSES

(in thousands, except share and per share data)

	Years Ended December 31,
	2020	2019
Operating expenses:
Research and development	$18	$44
License termination cost	1,969	-
General and administrative	494	565
Total operating expenses	2,481	609

Loss from operations	(2,481)	(609)

Other income (expense):
Gain (loss) on change in fair value of derivative liability	(3,846)	327
Gain on conversion of debt	334	125
Interest (expense), net	(302)	(777)

Loss before provision for income taxes	(6,295)	(934)

Provision for income taxes	-	-

Net loss	(6,295)	(934)
Deemed dividend	(64)	(54)

Net loss attributable to common shareholders	$(6,359)	$(988)

Net loss per common share, basic and diluted	$(10.93)	$(141.69)

Weighted average shares outstanding	581,760	6,973

The accompanying notes are an integral part of these audited consolidated financial statements.

INSPYR THERAPEUTICS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands, except share and per share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2018	495	$-	5,375	$-	$51,479	$(59,746)	$(8,267)

Sale of preferred stock	5,000	-	-	-	5	-	5

Conversion of notes	-	-	6,785	-	473	-	473

Net loss	-	-	-	-	-	(934)	(934)

Balance, December 31, 2019	5,495	-	12,160	-	51,957	(60,680)	(8,723)

Sale of preferred stock	5,000	-	-	-	5	-	5

Issuance of preferred stock for license termination	8,000	-	-	-	-	-	-

Issuance of common stock for license termination	-	-	866,667	-	267	-	267

Conversion of notes	-	-	1,600,021	-	2,243	-	2,243

Net loss	-	-	-	-	-	(6,295)	(6,295)

Balance, December 31, 2020	18,495	$-	2,478,848	$-	$54,472	$(66,975)	$(12,503)

The accompanying notes are an integral part of these audited consolidated financial statements.

INSPYR THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(6,295)	$(934)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	-	36
Common and preferred stock issued for license termination	1,944	-
(Gain) loss on change in fair value of derivative liability	3,846	(327)
Gain on conversion of debt	(334)	(125)
Amortization of debt discount	280	281
Finance cost	20	494
Increase in operating liabilities:
Accounts payable and accrued expenses	165	262
Cash used in operating activities	(374)	(313)

Cash flows from investing activities:
Cash provided by investing activities	-	-

Cash flows from financing activities:
Proceeds from convertible notes	750	-
Proceeds from sale of preferred stock	5	5
Cash provided by financing activities	755	5

Net increase (decrease) in cash and restricted cash	381	(308)
Cash and restricted cash, beginning of year	23	331
Cash and restricted cash, end of year	$404	$23

The accompanying notes are an integral part of these audited consolidated financial statements.

INSPYR THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 – BACKGROUND

Inspyr Therapeutics, Inc. (“we”, “us”, “our company”, “our”, “Inspyr” or the “Company”) was formed under the laws of the State of Delaware in November 2003, and has its principal office in Westlake Village, California. We are focused on the research and development of novel targeted precision therapeutics for the treatment of cancer.

Our approach utilizes our proprietary delivery technology to better enhance immuno-modulation for improved therapeutic outcomes. Our potential first-in-class immune-oncology lead asset, RT-AR001, an adenosine receptor A2B antagonist, is differentiated by its novel microparticle formulation that allows for better tumor infiltration and enhanced outcomes when administered intra-tumorally. Our patented portfolio of adenosine receptor antagonists provides flexibility to optimize treatment based on the specific targets found in each type of cancer.

The adenosine receptor modulators include A 2B antagonists, dual A 2A /A 2B antagonists, and A 2A antagonists that have broad development applicability including indications within immuno-oncology and inflammation. Adenosine is implicated in immunosuppression in the tumor microenvironment. Adenosine receptor antagonists may boost the host immune response against the tumor as a single-agent and in combination with other existing immuno-oncology agents leading to enhanced tumor killing and inhibition of metastasis. Adenosine also has anti-inflammatory properties in the acute and chronic setting. Adenosine receptor antagonists may promote a decreased inflammatory response and can potentially treat a broad range of inflammatory and autoimmune based diseases and conditions (e.g., rheumatoid arthritis, joint injury, Crohn’s disease, psoriasis) as well as improve wound healing and decrease pain.

Pursuant to our recent termination of license with Ridgeway Therapeutics, Inc. (“Ridgeway”), we reacquired the rights to certain intellectual property, discussed above, and are currently focusing on a pipeline of small molecule adenosine receptor modulators. In October 2020, pursuant to the cancellation of a license agreement whereby we previously licensed US Patent 9,593,118, we reacquired the exclusive right to such patent that covers both A2B and dual A2A/A2B antagonists. Accordingly, going forward our major focus will be to: (i) further characterization of the anti-cancer activity of our unique pipeline delivery platform containing A2B and dual A2A/A2B antagonists, leading to selection of a clinical candidate or candidates for an Investigative New Drug or IND enabling studies; and (ii) licensing and/or partnering our delivery platform and the A2B and dual A2A/A2B antagonists for further development.

Our ability to execute the business plan is contingent upon our ability to raise the necessary funds. During March 2020, we sold approximately $250,000 of debt securities and in October 2020, we sold $500,000 of debt securities for cash. In January 2021, we sold an additional $500,000 of debt securities for cash (see Note 15). We are currently using such funds to maintain our SEC reporting requirements, pay legal accounting and other professional fees, and to retain consultants and other personnel to develop the adenosine A2R antagonists and in preparation for an IND filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors. Should we fail to further raise sufficient funds to execute our business plan, our priority would be to maintain our intellectual property portfolio and seek business development opportunities with potential development partners and/or acquirors.

Termination of License Agreement

On October 5, 2020, the Company entered into an agreement with Ridgeway Therapeutics, Inc. (“Termination Agreement”) whereby the parties terminated the licensing agreement previously entered into on August 3, 2018 (“Licensing Agreement”), whereby the Company had previously licensed certain technologies related to targeting adenosine receptor antagonists for the treatment of cancer (the “Licensed Assets”). As a result of the Termination Agreement, the Company reacquired full ownership and worldwide rights to all of the Licensed Assets as well as any improvements made thereto.

In exchange for entering into the Termination Agreement, the Company issued to Ridgeway: (i) 866,667 shares (“Common Shares”) of the Company’s common stock, (“Common Stock”), and (ii) 8,000 shares of Series F 0% Convertible Preferred Stock (“Series F Preferred Stock”). Additionally, we have agreed to pay certain expenses and costs of Ridgeway’s aggregating approximately $25,000.

The Company has filed a certificate of designation (“COD”) with the Secretary of State of the State of Delaware that contains the rights, preferences, and privileges of the Series F Preferred Stock. Pursuant to the COD, each share of Series F Preferred Stock has a stated value of $10.00 per share and is convertible into Common Stock at any time at the election of the holder. In the aggregate, all of the Series F Preferred Stock issued to Ridgeway is convertible into such number of shares of Common Stock equal to eighty percent (80%) of the issued and outstanding shares of Common Stock, post-conversion, on the conversion date (taking into effect any forward or reverse stock splits or consolidations). The Series F Preferred Stock votes on an as if converted to common stock basis. Additionally, upon the Company’s outstanding Convertible Debentures (as such term is defined in the COD) being terminated, converted, or otherwise extinguished, the Series F Preferred Stock will automatically convert into Common Stock.

Pursuant to the Termination Agreement, in the event that the Company is unable to secure equity financing resulting in aggregate gross proceeds to the Company of at least $5,000,000 by October 5, 2023, or in the event that the Company ceases its operations, then the Termination Agreement will be deemed terminated and the Licensing Agreement will be reinstated in exchange for the return of the Common Shares and Series F Preferred Stock.

As a result of the issuance of the Common Shares and Series F Preferred Stock, Ridgeway Therapeutics became the owner of approximately 54.14% of the Company’s issued and outstanding Common Stock. Furthermore, by virtue of the issuance of the Series F Preferred Stock, Ridgeway will vote on an as if converted to common stock basis which shall be equal to eighty percent (80%) of the issued and outstanding Common Stock post-conversion. Accordingly, the board of directors of the Company has determined that a change in control of the registrant has occurred. The Company did not have a prior relationship with Ridgeway, or any of its principals, except pursuant to the terms contained in the Termination Agreement and its previous relationship under the Licensing Agreement.

NOTE 2 – MANAGEMENT’S PLANS TO CONTINUE AS A GOING CONCERN

Basis of Presentation

The opinion of our independent registered accounting firm on our consolidated financial statements contains explanatory going concern language. We have prepared our consolidated financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have incurred losses from operations since inception, we have a working capital deficit of $12.5 million and we have an accumulated deficit of $67 million as of December 31, 2020. We anticipate incurring additional losses for the foreseeable future until such time, if ever, that we can generate significant sales from our therapeutic product candidates which are currently in development or we enter into cash flow positive business development transactions.

To date, we have generated no sales or revenues, have incurred significant losses and expect to incur significant additional losses as we advance our product candidates through development. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in the research and development of pharmaceutical compounds.

Our cash balances at December 31, 2020 were approximately $404,000, representing 100% of our total assets. We had curtailed substantially all operations in February 2018. Based on our current expected level of operating expenditures, and including approximately $250,000 that we raised in March 2020, $500,000 that we raised in October 2020 and $500,000 that we raised in January 2021 (see Note 15), pursuant to the sale of our senior convertible debentures, we expect to be able to fund our operations into the second quarter of 2022. We will require additional cash to fund and continue our operations beyond that point. This period could be shortened if there are any unanticipated increases in planned spending on development programs or other unforeseen events. We anticipate raising additional funds through collaborative arrangements, licensing agreements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that any such arrangement will be entered into or that financing will be available when needed in order to allow us to continue our operations, or if available, on terms favorable or acceptable to us.

In the event additional financing is not obtained, we may pursue cost cutting measures as well as explore the sale of assets to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate any of our development programs or clinical trials, these events could have a material adverse effect on our business, results of operations, and financial condition. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our current cash level raises substantial doubt about our ability to continue as a going concern past the second quarter of 2022. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

NOTE 3 – SUMMARY OF CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Principles of Consolidation

The consolidated financial statements include the accounts of the parent company, Inspyr Therapeutics, Inc., and its wholly-owned subsidiary, Lewis & Clark Pharmaceuticals, Inc. All significant intercompany accounts and transactions have been eliminated.

Reverse Stock Split and Increase in Authorized Shares

On September 1, 2021, the Board of Directors approved a one-for-seventy-five (1-for-75) reverse stock split of the Company’s Common Stock (“Reverse Stock Split”). The Reverse Stock Split became effective with the Secretary of State of Delaware as of 4:59 p.m. Eastern Time on October 5, 2021, and the Company began trading on a post Reverse Stock Split basis at the market open on October 12, 2021. As a result of the Reverse Stock Split, each of the holders of the Company’s Common Stock received one (1) new share of Common Stock for every seventy-five (75) shares such shareholder held immediately prior. No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares that would have otherwise resulted from the Reverse Stock Split will be rounded up to the next whole number of shares. The Reverse Stock Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio.

On June 10, 2020, the Company’s Board of Directors approved a one-for-thirty (1-for-30) reverse stock split of the Company’s common stock (“Reverse Stock Split”). Pursuant to the Reverse Stock Split, the Company filed an amended and restated certificate of incorporation with the Secretary of State of Delaware to effect the Reverse Stock Split effective as of 5:00 p.m. Eastern Time on June 26, 2020 (“Effective Time”). Accordingly, at the Effective Time, each of the Company’s common stock shareholders received one new share of common stock for every thirty shares such shareholder held immediately prior to the Effective Time. The Reverse Stock Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio.

On September 17, 2019, the Company’s Board of Directors approved a one-for-twenty five (1-for-25) reverse stock split of the Company’s common stock. In furtherance of the Reverse Stock Split, the Company has filed an amended and restated certificate of incorporation with the Secretary of State of Delaware to effect the Reverse Stock Split effective as of 5:00 p.m. Eastern Time on September 30, 2019 (“Effective Time”). Accordingly, at the Effective Time, each of the Company’s common stock shareholders received one new share of common stock for every twenty-five shares such shareholder held immediately prior to the Effective Time. The Reverse Stock Split will also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise/conversion price being increased proportionately to the Reverse Stock Split ratio.

All share and per share data has been retroactively adjusted in the accompanying consolidated financial statements and footnotes for all periods presented to reflect the effects of the October 5, 2021, June 26, 2020 and September 30, 2019 amendments.

Pursuant to a joint written consent of the board of directors and a majority of the voting power of the Company’s stockholders, the Company’s shareholders approved amending and restated the Company’s Certificate of Incorporation to (i) increase the Company’s authorized Common Stock from 150,000,000 shares to 1,000,000,000 shares and to (ii) increase or decrease (but not below the number of shares of such class outstanding) the number of authorized shares of the class of Common Stock or Preferred Stock by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

The Company filed the Amended and Restated Certificate of Incorporation with Delaware’s Secretary of State reflecting the foregoing changes with an effective date and time of November 27, 2020.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Significant estimates include the fair value of derivative instruments, stock-based compensation, recognition of clinical trial costs and other accrued liabilities. Actual results may differ from those estimates.

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

We incurred research and development expenses of $0.02 million and $0.04 million for the years ended December 31, 2020 and 2019, respectively.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed applicable government mandate insurance limits. We have not experienced any losses in our accounts. We did not have any cash equivalents at December 31, 2020 or 2019.

Restricted Cash

Restricted cash consisted of funds held in trust for the Company. The use of these funds was restricted to: (i) the payment of professional fees in connection with bringing the Company’s filings current, and (ii) the payment of vendors associated with the issuance and trading of the Company’s securities, such as transfer agent fees and fees payable to the OTCQB and FINRA. There were no restrictions on the use of cash at December 31, 2020.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may exceed applicable government mandated insurance limits. Cash and restricted cash was $0.4 million and $0.02 million at December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, there was no cash over the federally insured limit.

Intangible Assets

Intangible assets consist of licensed technology, patents, and patent applications (see Note 5). The assets associated with licensed technology are recorded at cost and are being amortized on the straight line basis over their estimated useful lives of twelve to seventeen years.

Office and Lab Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is calculated on the straight line basis over the estimated useful lives of the assets of three to seven years. Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to expense. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its equipment for impairment.

Depreciation expense was approximately $0 and $2,000 for the years ended December 31, 2020 and 2019, respectively.

Loss per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

The following potentially dilutive securities have been excluded from the computations of weighted average shares outstanding as of December 31, 2020 and 2019, as they would be anti-dilutive:

	Year Ended December 31,
	2020	2019
Shares underlying options outstanding	16	28
Shares underlying warrants outstanding	53	65
Shares underlying convertible notes outstanding	6,949,870	284,943
Shares underlying convertible preferred stock outstanding	9,995,250	3,517
	16,945,189	288,553

Derivative Liability

The Company has financial instruments that are considered derivatives or contain embedded features subject to derivative accounting. Embedded derivatives are valued separately from the host instrument and are recognized as derivative liabilities in the Company’s balance sheet. The Company measures these instruments at their estimated fair value and recognizes changes in their estimated fair value in results of operations during the period of change. The Company values its derivative liabilities using the Black-Scholes option valuation model. The resulting liability is valued at each reporting date and the change in the liability is reflected as change in derivative liability in the statement of operations.

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments with maturities of one year or less when acquired. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

The derivative liabilities consist of our convertible notes and Series F preferred stock with variable conversion features. The Company uses the Black-Scholes option-pricing model to value its derivative liabilities which incorporate the Company’s stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Fair Value Measurements

The U.S. GAAP Valuation Hierarchy establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The Company has recorded a derivative liability for its convertible notes and preferred stock with variable conversion features as of December 31, 2020 and 2019. The tables below summarize the fair values of our financial liabilities as of December 31, 2020 and 2019 (in thousands):

	Fair Value at December 31,	Fair Value Measurement Using
	2020	Level 1	Level 2	Level 3
Convertible notes	$2,705	—	—	$2,705
Preferred stock	4,123	—	—	4,123
Derivative liability	$6,828	$—	$—	$6,828

	Fair Value at December 31,	Fair Value Measurement Using
	2019	Level 1	Level 2	Level 3
Derivative liability – convertible notes	$1,785	$—	$—	$1,785

The reconciliation of the derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):

	Year ended December 31,
	2020	2019
Balance at beginning of year	$1,785	$2,134
Additions to derivative instruments	2,465	243
Reclassification on conversion	(1,268)	(265)
Loss (gain) on change in fair value of derivative liability	3,846	(327)
Balance at end of year	$6,828	$1,785

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible.

Stock-Based Compensation

We account for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the shorter of the service period or the vesting period of the stock-based compensation. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model. Determining the fair value of stock-based compensation at the grant date under this model requires judgment, including estimating volatility, employee stock option exercise behaviors and forfeiture rates. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

Through December 31, 2018 we used the fair value method for equity instruments granted to non-employees and used the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

On January 1, 2019, the Company adopted ASU 2018-07, which substantially aligns stock-based compensation for employees and non-employees and accounts for non-employee share-based awards in accordance with the measurement and recognition criteria of ASC 718. The Company used the modified prospective method of adoption. There was no cumulative effect of the adoption of ASC 718.

Recent Accounting Pronouncements

With the exception of those discussed below, there have not been any recent changes in accounting pronouncements and Accounting Standards Update (ASU) issued by the Financial Accounting Standards Board (FASB) during the year ended December 31, 2020 that are of significance or potential significance to the Company.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We do not expect that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands).

	Year Ended December 31,
	2020	2019
Non-cash financial activities:
Common stock issued on conversion of notes payable and derivative liability	$2,243	$473
Debentures converted to common stock	1,310	331
Derivative liability extinguished upon conversion of notes payable	1,268	265
Derivative liability issued	2,465	243
Accounts payable paid through issuance of debentures	100	—

There was no cash paid for interest and income taxes for the years ended December 31, 2020 and 2019.

NOTE 5 – INTELLECTUAL PROPERTY

We solely own or have exclusive licenses to all of our patents and patent applications. Between 2008 and 2011, we entered into license and assignment agreements with Johns Hopkins University (JHU), the University of Copenhagen (UC) and certain co-inventors (Assignee Co-Founders), in which we paid $212,000 in cash and common stock. As a result of these payments and pursuant to the agreements, we acquired worldwide, exclusive, fully paid up rights in know-how, pre-clinical data, development data and certain patent portfolios that relate to, and form the basis of, our technology. Under these agreements, we are not required to make any other future payments, including fees or other reimbursements, milestones, or royalties, to JHU, UC, or the Assignee Co-Founders.

Amortization expense recorded during the year ended December 31, 2019 was approximately $33,000. Intangibles have been fully amortized at December 31, 2019.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2020	2019
Accrued compensation and benefits	$1,326	$1,326
Accrued research and development	233	233
Accrued other	381	307
Total accrued expenses	$1,940	$1,866

NOTE 7 – DERIVATIVE LIABILITY

We account for equity-linked financial instruments, such as our convertible preferred stock, convertible debentures and our common stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the respective agreement. Equity-linked financial instruments are accounted for as derivative liabilities, in accordance with ASC Topic 815 – Derivatives and Hedging, if the instrument allows for cash settlement or issuance of a variable number of shares. We classify derivative liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the stock warrant.

We have issued convertible debentures and preferred stock which contain variable conversion features, anti-dilution protection and other conversion price adjustment provisions. As a result, the Company assessed its outstanding equity-linked financial instruments and concluded that the convertible notes and preferred stock are subject to derivative accounting. The fair value of the conversion feature is classified as a liability in the consolidated financial statements, with the change in fair value during the periods presented recorded in the consolidated statement of losses.

During the years ended December 31, 2020 and 2019, we recorded loss of approximately $3.8 million and gain of approximately $0.3 million, respectively, related to the change in fair value of the derivative liabilities during the periods. For purpose of determining the fair market value of the derivative liability, the Company used Black Scholes option valuation model. The significant assumptions used in the Black Scholes valuations of the derivatives at December 31, 2020 are as follows:

2020
Volatility	343% - 367%
Expected term (years)	3 - 12 months
Risk-free interest rate	0.09% – 0.095%
Dividend yield	None

As of December 31, 2020 and 2019, the derivative liability recognized in the financial statements was approximately $6.8 million and $1.8 million, respectively.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Operating Leases

Inspyr currently does not have any ongoing leases for office space. It has availability to office space on an as needed basis. Its employees work on a remote basis.

There was no rent expense for the years ended December 31, 2020 and 2019, respectively.

Legal Matters

The Company is subject at times to legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

COVID-19 Uncertainty

On March 11, 2020, the World Health Organization declared a pandemic related to the rapidly spreading coronavirus (COVID-19) outbreak, which has led to a global health emergency. The extent of the public-health impact of the outbreak is currently unknown and rapidly evolving, and the related health crisis could adversely affect the global economy, resulting in an economic downturn. Any disruption of the Company’s facilities or those of our suppliers could likely adversely impact the Company’s operations. At this time, there is significant uncertainty relating to the potential effect of the novel coronavirus on our business.

NOTE 9 – CAPITAL STOCK AND STOCKHOLDERS’ EQUITY

Preferred Stock

As of December 31, 2020, there were outstanding 133.8 shares of Series A Preferred Stock, 71 shares of Series B Preferred Stock, 290.4 shares of Series C Preferred Stock, 5,000 shares of Series D Preferred Stock, 5,000 shares of Series E Preferred Stock and 8,000 shares of Series F Preferred Stock.

On October 6, 2020, the Company has filed a certificate of designation (“COD”) with the Secretary of State of the State of Delaware that contains the rights, preferences, and privileges of the Series F Preferred Stock. Pursuant to the COD, each share of Series F Preferred Stock has a stated value of $10.00 per share and is convertible into Common Stock at any time at the election of the holder. We issued all 8,000 shares of the Series F stock to Ridgeway Therapeutics, Inc. in connection with the Termination Agreement described in Note 1. In the aggregate, all of the Series F Preferred Stock issued to Ridgeway is convertible into such number of shares of Common Stock equal to eighty percent (80%) of the issued and outstanding shares of Common Stock, post-conversion, on the conversion date (taking into effect any forward or reverse stock splits or consolidations). The Series F Preferred Stock votes on an as if converted to common stock basis. Additionally, upon the Company’s outstanding Convertible Debentures (as such term is defined in the COD) being terminated, converted, or otherwise extinguished, the Series F Preferred Stock will automatically convert into Common Stock.

On May 2, 2020, we sold 5,000 shares of Series E 0% Convertible Preferred Stock to an accredited investor at a price per share of $1.00 for aggregate gross proceeds of $5,000. Each share of Series E Preferred Stock has stated value of $1.00. The Series E Preferred Stock is convertible, at any time after the Original Issue Date at the option of the Holder into that number of shares of Common Stock (Subject to the limitations set forth in Section 6(d) of the certificate of designation of the Series E Preferred Stock), determined by dividing the stated value by the then in effect conversion price. As of December 31, 2020, the conversion price is $22.50 per share.

With respect to a vote of stockholders to approve a reverse split of the Common Stock to occur no later than December 31, 2022 only, each share of Series E Preferred Stock held by a holder, as such, is entitled to 1,333 votes. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series E Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the certificate of incorporation, holders of the Series E Preferred Stock shall vote together with the holders of Common Stock as a single class.

During December 2018, we designated 5,000 shares of preferred stock as Series D 0% Convertible Preferred Stock (the “Series D Preferred Stock”). Each share of Preferred Stock has a par value of $0.0001 per share and a stated value equal to $1.00 (the “Stated Value”). During January 2019, we issued the 5,000 shares of Series D Convertible Preferred Stock for proceeds of $5,000. Each share of Series D Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Series D Preferred Stock by the Conversion Price. As of December 31, 2020, the Conversion Price is $281.25 per share of Series D Preferred Stock.

With respect to a vote of stockholders to approve a reverse split of the Common Stock to occur no later than December 31, 2019, only, each share of Series D Preferred Stock held by a Holder, as such, was entitled to 400 votes. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the certificate of incorporation, holders of the Series D Preferred Stock shall vote together with the holders of Common Stock as a single class.

In December 2015, we issued 1,853 shares of our Series A 0% Convertible Preferred Stock (the “Series A Preferred Stock”), with a stated value of $1,000 per share and the common shares are issuable pursuant to conversion of the Series A Preferred Stock at a conversion price of $29,812.50 per share as of December 31, 2020, subject to a 9.99% beneficial ownership limitation and subject to adjustment pursuant to stock splits and dividends. The Series A Preferred Stock was subject to adjustment pursuant to anti-dilution protection for subsequent equity sales for a period of 18 months from the effective date of the registration statement registering the shares underlying the Series A Preferred Stock, or until July 29, 2017.

In December 2016, we issued 1,000 shares of our Series B 0% Convertible Preferred Stock (the “Series B Preferred Stock”), with a stated value of $1,000 per share and the common shares are issuable pursuant to conversion of the Series B Preferred Stock at a conversion price of $0.75 per share as of December 31, 2020, subject to beneficial ownership limitations and subject to adjustment pursuant to stock splits and dividends, and subject to adjustment pursuant to anti-dilution protection for subsequent equity sales and other conversion price adjustments.

In March and April 2017, we issued 290.43148 shares of Series C 0% Convertible Preferred Stock (the “Series C Preferred Stock”). The Series C Preferred Stock has a stated value of $1,000 and common shares are issuable pursuant to conversion of the Series C Preferred Stock at a conversion price of $1,125.00 per share for 200 shares of series C preferred stock and a conversion price of $562.50 per shares for 90.43418 shares of our Series C preferred stock as of December 31, 2020, subject to certain beneficial ownership limitations and subject to adjustment pursuant to stock splits and dividends, and pursuant to anti-dilution protection for subsequent equity sales for a period of twelve (12) months from the issuance of the Series C Preferred Stock.

As a result of past equity financings and conversions of debentures, the conversion prices of (i) our Series A Preferred Stock has been reduced to $29,812.50 per share at December 31, 2020, (ii) our Series B Preferred Stock has been reduced to $0.75 per share at December 31, 2020, (iii) 200 shares of our Series C preferred stock has been reduced to $1,125.00 per share at December 31, 2020, (iv) 90.43418 shares of our Series C Preferred Stock has been reduced to $562.50 per share at December 31, 2020.

As a result of the reductions of the conversion prices of our preferred stock, we have recorded a deemed dividend of approximately $64,000 and $54,000 during the years ended December 31, 2020 and 2019, respectively.

Common Stock

Increase in Authorized Shares

Pursuant to a joint written consent of the board of directors and a majority of the voting power of the Company’s stockholders, the Company’s shareholders approved amending and restated the Company’s Certificate of Incorporation to (i) increase the Company’s authorized Common Stock from 150,000,000 shares to 1,000,000,000 shares and to (ii) increase or decrease (but not below the number of shares of such class outstanding) the number of authorized shares of the class of Common Stock or Preferred Stock by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

The Company filed the Amended and Restated Certificate of Incorporation with Delaware’s Secretary of State reflecting the foregoing changes with an effective date and time of November 27, 2020.

Reverse Stock Splits

On September 1, 2021, the Board of Directors approved a one-for-seventy-five (1-for-75) reverse stock split of the Company’s Common Stock (“Reverse Stock Split”). The Reverse Stock Split became effective with the Secretary of State of Delaware as of 4:59 p.m. Eastern Time on October 5, 2021, and the Company began trading on a post Reverse Stock Split basis at the market open on October 12, 2021. As a result of the Reverse Stock Split, each of the holders of the Company’s Common Stock received one (1) new share of Common Stock for every seventy-five (75) shares such shareholder held immediately prior. No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares that would have otherwise resulted from the Reverse Stock Split will be rounded up to the next whole number of shares. The Reverse Stock Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio.

On June 10, 2020, the Company’s Board of Directors approved a one-for-thirty (1-for-30) reverse stock split of the Company’s common stock (“Reverse Stock Split”). Pursuant to the Reverse Stock Split, the Company filed an amended and restated certificate of incorporation with the Secretary of State of Delaware to effect the Reverse Stock Split effective as of 5:00 p.m. Eastern Time on June 26, 2020 (“Effective Time”). Accordingly, at the Effective Time, each of the Company’s common stock shareholders received one new share of common stock for every thirty shares such shareholder held immediately prior to the Effective Time. The Reverse Stock Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio.

On September 17, 2019, the Company’s Board of Directors approved a one-for-twenty five (1-for-25) reverse stock split of the Company’s common stock. In furtherance of the Reverse Stock Split, the Company has filed an amended and restated certificate of incorporation with the Secretary of State of Delaware to effect the Reverse Stock Split effective as of 5:00 p.m. Eastern Time on September 30, 2019 (“Effective Time”). Accordingly, at the Effective Time, each of the Company’s common stock shareholders received one new share of common stock for every twenty-five shares such shareholder held immediately prior to the Effective Time. The Reverse Stock Split will also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise/conversion price being increased proportionately to the Reverse Stock Split ratio.

All share and per share data has been retroactively adjusted in the accompanying consolidated financial statements and footnotes for all periods presented to reflect the effects of the October 5, 2021, June 26, 2020 and September 30, 2019 amendments.

Common Stock Activity

In October 2020, we issued 866,667 shares of common stock with a fair value of $266,500 in connection with the Ridgeway Termination Agreement (see Note 1).

During the year ended December 31, 2020, we issued a total of 1,600,021 shares of common stock, valued at $2,243,628, upon the conversion of $1,310,068 principal amount of our convertible debentures. We recorded gain on conversion of debt of $334,206 during the year ended December 31, 2020.

During the year ended December 31, 2019, we issued a total of 6,785 shares of common stock, valued at $471,583, upon the conversion of $331,415 principal amount of our convertible debentures. We recorded gain on conversion of debt of $125,089 during the year ended December 31, 2019.

NOTE 10 – STOCK OPTIONS

Deferred Compensation Plan

In July of 2011, we adopted Executive Deferred Compensation Plan (the Deferred Plan). The Deferred Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the Code). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

Inspyr’s Compensation Plans

The Company’s 2007 Equity Compensation Plan (2007 Plan), 2009 Executive Compensation Plan (2009 Plan), 2017 Equity Compensation Plan (2017 Plan), and the Inducement Award Stock Option Plan (Inducement Plan) (together, the Plans) provide for the awarding of stock grants, nonqualified and incentive stock options, restricted stock units, performance units or other stock-based awards to officers, directors, employees and consultants of the Company. The purpose of the Plans is to advance the interests of Inspyr and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. Our Plans are administered by a committee of non-employee directors (the Committee). The Committee determines: who shall be granted awards; the vesting periods; the exercise price; and any other terms deemed appropriate for any award.

Our 2007 Plan is administered by our board or any of its committees. The purposes of the 2007 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2007 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2007 Plan authorizes the issuance of up to 67 shares (pre-October 2021 reverse split) of common stock for the foregoing awards per fiscal year with an aggregate of 267 shares (pre-October 2021 reverse split) of common stock available for issuance under the 2007 Plan. As of December 31, 2020, we have granted awards under the 2007 Plan equal to approximately 241 (pre-October 2021 reverse split) shares of our common stock, and 202 shares (pre-October 2021 reverse split) have been cancelled or forfeited. Accordingly, there are 228 shares (pre-October 2021 reverse split) of common stock available for future awards under the 2007 Plan. In the event of a change in control, awards under the 2007 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

Our 2009 Plan, as amended is administered by our Board or any of its committees. The purpose of our 2009 Plan is to advance the interests of the Company and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. The issuance of awards under our 2009 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of December 31, 2020, our 2009 Plan authorizes the issuance of up to 267 shares (pre-October 2021 reverse split) of our common stock for the foregoing awards, and we have granted awards under the plan equal to approximately 220 common shares (pre-October 2021 reverse split), and 184 shares (pre-October 2021 reverse split) have been cancelled or forfeited. Accordingly, there are 231 shares (pre-October 2021 reverse split) of common stock available for future awards under the 2009 Plan.

Our Inducement Plan is administered by our board or our compensation committee. The Plan is intended to be used in connection with the recruiting and inducement of senior management and employees. The issuance of wards under the Inducement Plan is at the discretion of the administrator which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. The Company did not seek approval of the Plan by our stockholders. Pursuant to the Inducement Plan, the Company may grant stock options for up to a total of 400 shares (pre-October 2021 reverse split) of common stock to new employees of the Company. As of December 31, 2020, 282 grants (pre-October 2021 reverse split) have been made pursuant to the Plan, and 130 shares (pre-October 2021 reverse split) have been cancelled or forfeited. Accordingly, there are 248 shares (pre-October 2021 reverse split) of common stock available for future awards under the Inducement Plan.

Our 2017 Plan is administered by our Board or any of its committees. The purpose of our 2017 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business. The issuance of awards under our 2017 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2017 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of December 31, 2020, our 2017 Plan authorizes the issuance of up to 2,667 shares (pre-October 2021 reverse split) of our common stock for the foregoing awards, and we have not granted any awards under the plan. Accordingly, there are 2,667 shares (pre-October 2021 reverse split) of common stock available for future awards under the 2017 Plan.

The Company has not recorded any stock-based compensation expense related to the issuance of stock option awards during the years ended December 31, 2020 and 2019. As of December 31, 2020, there was no unrecognized compensation cost related to non-vested stock options.

The following table summarizes stock option activity for the years ended December 31, 2020 and 2019:

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)
Outstanding at December 31, 2018	34	$772,114
Granted	—	$—
Forfeited	(6)	$381,797
Outstanding at December 31, 2019	28	$855,753	2.9
Granted	—	$—
Forfeited	(12)	$1,522,968
Outstanding at December 31, 2020	16	$355,342	2.4

Exercisable at December 31, 2020	16	$355,342	2.4

No options were issued or exercised during the years ended December 31, 2020 and 2019. The options had no intrinsic value at December 31, 2020.

NOTE 11 – WARRANTS

Transactions involving our warrants are summarized as follows:

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)
Outstanding at December 31, 2018	129	$861.515
Granted	—	$—
Forfeited	(46)	$2,008,492
Outstanding at December 31, 2019	83	$225,842	1.8
Granted	—	$—
Forfeited	(12)	$787,500
Outstanding at December 31, 2020	53	$5,033	1.0

Exercisable at December 31, 2020	53	$5,033	1.0

No warrants were issued or exercised during the years ended December 31, 2020 and 2019. The warrants had no intrinsic value at December 31, 2020.

As a result of recent equity financings and conversions of debentures, the exercise prices of the warrants issued in conjunction with our Series B preferred stock have been reduced to $22.50 and the warrants issued in conjunction with our Series C preferred stock have also been reduced to $562.50 - $1,125.00 at December 31, 2020.

The following table summarizes outstanding common stock purchase warrants as of December 31, 2020:

	Number of shares	Weighted- average exercise price	Expiration
Issued to consultants	1	$244,688	August 2023
Issued pursuant to 2016 financings	30	$23	December 2021
Issued pursuant to 2017 financings	22	$972	March 2022 through April 2022
	53

NOTE 12 – CONVERTIBLE DEBENTURES AND NOTES

Extension of Outstanding Debentures until December 31, 2020

Effective March 6, 2020, Sabby Healthcare Master Fund, Ltd and Sabby Volatility Warrant Master Fund, Ltd. waived certain events of default under debentures and notes issued in our December 2018 note offering, July 2018 debenture offering and September 2017 debenture offering (collectively, the “Debenture Offerings”) and extended the maturity date of such debentures until July 16, 2020. Effective July 16, 2020 the maturity dates of all of the debentures was extended to December 31, 2020. Effective December 31, 2020, the maturity date of all debentures that matured during 2020 were extended to June 30, 2021.

Conversion Price Adjustment Agreement

On November 25, 2020, the Company entered into a conversion price adjustment agreement (the “Agreement”) with Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, “Sabby”). Pursuant to the Agreement, approximately $2.4 million in outstanding senior convertible debentures held by Sabby were amended such that their conversion prices into common stock of the Company are equal to the lesser of (i) $24.75 and (ii) 85% of the lowest volume-weighted average price during the five trading days immediately prior to the date of conversion.

October 2020 Debentures

On October 23, 2020, the Company sold an aggregate of $600,000 of senior convertible debentures (“Debentures”) for (i) $500,000 in cash and (ii) $100,000 in cancellation of outstanding indebtedness to existing accredited and institutional investors (the “Investors”) of the Company.

The Debentures (i) are non-interest bearing, (ii) have a maturity date of October 23, 2021, (iii) are convertible into shares of common stock (“Common Stock”) of the Company at the election of the Investors at any time, subject to a beneficial ownership limitation of 9.99%, and (iv) have a conversion price equal to the lesser of (i) $24.75 and (ii) 85% of the lowest volume-weighted average price during the five trading days immediately prior to the date of conversion.

The Debentures also contain provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The Investors also have the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the Debentures contain anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the Debentures are no longer outstanding. Additionally, the Company has the option to redeem some or all of the Debentures for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the Debentures.

Without the approval of the Debenture holders holding at least 67% of the then outstanding principal amount of the Debentures, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any Investor, (ii) repay or repurchase or acquire shares of its Common Stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company.

We recorded an initial derivative liability of $619,627 related to the fair value of the derivative liability associated with the debentures. We recorded debt discount of $600,000, which will be amortized to interest expense over the term of the debentures, and we charged $19,627 to interest expense upon issue. We have amortized $112,500 of discount to interest expense at December 31, 2020.

March 2020 Debentures

On March 6, 2020, the Company sold an aggregate of $250,000 of senior convertible debentures (the “March 2020 Debentures”) for cash to existing accredited institutional investors of the Company (the “March 2020 Offering”). The March 2020 Debentures issued (i) are non-interest bearing, (ii) have a maturity date of July 16, 2020 and (iii) are convertible into shares of common stock of the Company at the election of the Investor at any time, subject to a beneficial ownership limitation of 9.99%. The March Debentures have a conversion price equal to the lesser of (i) $24.75 and (ii) 85% of the lowest volume-weighted average price during the five trading days immediately prior to the date of conversion. The maturity date of the debentures has been extended to June 30, 2021.

The March 2020 Debentures also contain provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The investors will also have the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the March 2020 Debentures contain anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the March 2020 Debentures are no longer outstanding. Additionally, the Company has the option to redeem some or all of the March 2020 Debentures for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the debentures.

Furthermore, without the approval of the debenture holders holding at least 67% of the then outstanding principal amount of the March Debentures, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any investor, (ii) repay or repurchase or acquire shares of its common stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company.

We recorded debt discount of $167,080 related to the fair value of the derivative liability associated with the debentures at the date of issuance. This discount has been fully amortized to interest expense at December 31, 2020.

November 2019 Debentures

Sabby Volatility Warrant Master Fund, Ltd. has paid certain of our accounts payable in the amount of $26,235. We issued $26,235 in new debentures with substantially the same terms as those issued in our Debenture Offerings. The debentures were issued in November 2019. The debentures originally matured November 20, 2020. The maturity date of the debentures has been extended to June 30, 2021.

October 2019 Debentures

Effective September 30 2019, Sabby Healthcare Master Fund, Ltd and Sabby Volatility Warrant Master Fund, Ltd. waived certain events of default under debentures and notes issued in our Debenture Offerings and extended the maturity date of such debentures until March 31, 2020 in exchange for the issuance of $96,000 in new debentures with substantially the same terms as those issued in our Debenture Offerings. The debentures were issued in October 2019. The debentures originally matured on October 1, 2020. The maturity date of the debentures has been extended to June 30, 2021.

July 2019 Debentures

On July 16, 2019, we entered into securities purchase agreements with certain institutional investors. Pursuant to the securities purchase agreement, we issued an aggregate of $154,000 of senior convertible debentures (the “July 2019 Debentures”) in exchange for the extension of the maturity date of our December 2018 convertible notes and certain of our July 2018 and September 2017 convertible debentures, and the waiver of certain default provisions of our July 2018 and September 2017 convertible debentures. We charged $154,000 to finance cost at the date of issuance.

The July 2019 Debentures (i) are non-interest bearing, (ii) have a maturity date one (1) year from the date of issuance and (iii) are convertible into shares of our common stock at the election of the investor at any time, subject to a beneficial ownership limitation of 4.99% which may be increased to 9.99% by the investor upon 61 days’ notice. The July 2019 Debentures have a conversion price equal to the lesser of (i) $24.75 and (ii) 85% of the lowest volume-weighted average price during the five trading days immediately prior to the date of conversion. The July 2019 Debentures also contain provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The investors will also have the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the July 2019 Debentures contain anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the July 2019 Debentures are no longer outstanding. Additionally, the Company has the option to redeem some or all of the July 2019 Debentures for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the July 2019 Debentures. The maturity date of the debentures has been extended to June 30, 2021.

Furthermore, without the approval of the Investors holding at least 67% of the then outstanding principal amount of the July 2019 Debentures, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any Investor, (ii) repay or repurchase or acquire shares of its Common Stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company. The Company is also obligated under the Securities Purchase Agreement to pay investors, as partial liquidated damages, a fee of 2.0% of each Investor’s initial principal amount of such Investor’s July 2019 Debenture in cash upon our failure to have current public information available beginning six (6) months after the issuance date of the Debentures.

December 2018 Debentures

On December 13, 2018 we issued an aggregate of $25,000 in convertible promissory notes (“Notes”) for cash proceeds of $25,000. The Notes will mature on the earlier of (i) June 30, 2019 or (ii) such time as we raise capital in exchange for the sale of securities (“Maturity Date”) and bear interest at 10% per year, payable on the Maturity Date. Pursuant to the terms of the Notes, the Notes may be converted into shares of common stock upon an Event of Default (as such term is defined in the Notes) or upon the Maturity Date at the election of the holder at a price per share equal to 75% of the lowest trade price of our common stock on the trading day immediately prior to the date such exchange is exercised by the holder. The maturity date of the debentures has been extended to June 30, 2021.

July 2018 Debentures

On July 3, 2018, we entered into securities purchase agreements with certain institutional investors. Pursuant to the securities purchase agreement, we sold an aggregate of $515,000 of senior convertible debentures (“July 2018 Debentures”) consisting of $500,000 in cash and the cancellation of $15,000 of obligations of the Company. Pursuant to the terms of the securities purchase agreement, we issued $515,000 in principal amount of July 2018 Debentures. The July 2018 Debentures have substantially the same terms as the July 2019 Debentures. The maturity date of the debentures has been extended to June 30, 2021.

September 2017 Debentures

On September 12, 2017 we entered into an exchange agreement (“Exchange Agreement”) with certain holders of our Series A 0% Convertible Preferred Stock (“Series A Shares”) and Series B 0% Convertible Preferred Stock (“Series B Shares”). Pursuant to the terms of the Exchange Agreement, we issued to the investors approximately $2.5 million in principal amount of senior convertible debentures (the “September 2017 Debentures”) in exchange for 1,614.8125 Series A Shares with a stated value of approximately $1.6 million and 890 Series B Shares with a stated value of approximately $0.9 million.

On September 12, 2017, we sold an aggregate of $320,000 of our September 2017 Debentures. The sale consisted of $250,000 in cash and the cancellation of $70,000 of obligations of the Company.

The September 2017 Debentures have substantially the same terms as the July 2019 Debentures. The maturity date of the debentures has been extended to June 30, 2021.

As a result of a buy-in failure to deliver certain shares pursuant to a debenture conversion, the Company incurred penalties of $24,551, as provided for in the debenture; such amount reduced the gain on our conversion of debt during the year ended December 31, 2020.

NOTE 13 — LICENSE TERMINATION COST

As described in Note 1, on October 5, 2020, we entered into an agreement with Ridgeway Therapeutics, Inc. whereby the parties terminated the Licensing Agreement previously entered into on August 3, 2018.

In exchange for entering into the Termination Agreement, the Company issued to Ridgeway 866,667 shares of common stock and 8,000 shares of Series F 0% Convertible Preferred Stock Additionally, we have agreed to pay certain expenses and costs of Ridgeway’s aggregating approximately $25,000.

We valued the 866,667 shares of common stock at $266,500, based on the fair value of the stock on the date of the agreement, which has been charged to license termination cost. Additionally, since the Series F preferred stock contains a variable conversion feature, we recorded a derivative value associated with the preferred stock of $1,677,901, which has been charged to license termination cost.

NOTE 14 — INCOME TAXES

The Company had, subject to limitation, $42 million of net operating loss carryforwards at December 31, 2020, of which $39.9 million will expire at various dates through 2037. In addition, the Company has research and development tax credits of approximately $458,000 at December 31, 2020 available to offset future taxable income, which will expire from 2028 through 2037. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover and our tax credits due to our lack of earnings history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by approximately $226,000 and $241,000 for the years ended December 31, 2020 and 2019, respectively. Significant components of deferred tax assets and liabilities are as follows (in thousands):

	2020	2019
Deferred tax assets:
Net operating loss carryover	$9,064	$8,838
Stock-based compensation	1,920	1,920
Accrued compensation	334	334
Other	30	30
Tax credits	458	458
Total deferred tax assets	11,806	11,580
Less: valuation allowance	(11,806)	(11,580)
Net deferred tax assets	$—	$—

The actual tax benefit differs from the expected tax benefit for the years ended December 31, 2020 and 2019 (computed by applying the U.S. Federal Corporate tax rate of 21% to income before taxes) are as follows:

	2020	2019
Statutory federal income tax rate	(21.0)%	(21.0)%
State income taxes, net of federal benefits	(7.0)%	(7.0)%
Non-deductible items	24.4%	2.2%
Valuation allowance	3.6%	25.8%
Effective income tax rate	—%	—%

The Company’s tax returns for the previous three years remain open for audit by the respective tax jurisdictions.

NOTE 15 – SUBSEQUENT EVENTS

On January 12, 2021, we sold $500,000 of senior convertible debentures (“Debenture”) for (i) $500,000 for cash to an existing institutional investor (the “Investor”) of the Company. The Debenture (i) is non-interest bearing, (ii) has a maturity date of January 12, 2022, (iii) is convertible into shares of common stock (“Common Stock”) of the Company at the election of the Investor at any time, subject to a beneficial ownership limitation of 9.99%, and (iv) has a conversion price equal to the lesser of $24.75 and 85% of the lowest Volume Weighted Average Price (VWAP) during the five (5) Trading Days immediately prior to the conversion date, subject to adjustment, as described therein.

The Debenture also contains provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The Investor also has the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the Debentures contains anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the Debenture is no longer outstanding. Additionally, the Company has the option to redeem some or all of the Debenture for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the Debenture.

During 2021 we issued 4,248,864 shares of common stock upon conversion of $1,964,500 principal amount of our convertible debentures.

On March 1, 2021, we entered into a settlement and release agreement with Claire Thom, one of our independent directors for the settlement of past due director fees and the mutual release of all claims. Pursuant to the agreement, Dr. Thom agreed to waive $204,500 in outstanding director fees in exchange for the following: (i) the payment of $40,000 (of which $20,000 was paid in November 2020 and $20,000 in February 2021) and (ii) immediately prior to the announcement that the Company has received approval from the FDA to commence its first Phase 1 clinical trial after March 1, 2021, a common stock purchase option with a Black Scholes’ value of $40,000, having an exercise price equal to the closing price on the day preceding the announcement, and a term of 10 years. We also agreed to amend our non-employee director compensation policy such that on April 1, 2021 each director will be entitled to receive a quarterly Board fee of $5,000 in cash.

On March 1, 2021, we entered into a settlement and release agreement with Scott Ogilvie, one of our independent directors for the settlement of all past due director fees and the mutual release of all claims. Pursuant to the agreement, Mr. Ogilvie agreed to waive $231,167 in outstanding director fees in exchange for the following: (i) the payment of $60,000 (of which $30,000 was paid in November 2020 and $30,000 in February 2021) and (ii) immediately prior to the announcement that the Company has received approval from the FDA to commence its first Phase 1 clinical trial after March 1, 2021, a common stock purchase option with a Black Scholes’ value of $40,000, having an exercise price equal to the closing price on the day preceding the announcement, and a term of 10 years. We also agreed to amend our non-employee director compensation policy such that on April 1, 2021 each director will be entitled to receive a quarterly Board fee of $5,000 in cash.

Reverse Stock Split

On October 5, 2021 the Company effectuated a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for-75, effective on that date. All share and per share data in the accompanying consolidated financial statements and footnotes has been retroactively adjusted to reflect the effects of the reverse stock split.

REBUS HOLDINGS, INC.

(FKA INSPYR THERAPEUTICS, INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS

Current assets:
Cash	$995	$404
Total current assets	995	404

Total assets	$995	$404

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$1,931	$2,261
Accrued expenses	1,986	1,940
Convertible debentures, net of unamortized discount of $458 and $488	440	1,878
Derivative liability	1,958	6,828
Total current liabilities	6,315	12,907
Total liabilities	6,315	12,907

Commitments and contingencies (Note 7)	-	-

Stockholders’ deficit:
Convertible preferred stock, undesignated, par value $.0001 per share; 29,978,846 shares authorized, no shares issued and outstanding, respectively	-	-
Convertible preferred stock Series A, par value $.0001 per share; 1,854 shares authorized, 134 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series B, par value $.0001 per share; 1,000 shares authorized, 71 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series C, par value $.0001 per share; 300 shares authorized, 290 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series D, par value $.0001 per share; 5,000 shares authorized, 5,000 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series E, par value $.0001 per share; 5,000 shares authorized, 5,000 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series F, par value $.0001 per share; 8,000 shares authorized, 8,000 shares issued and outstanding, respectively	-	-
Common stock, par value $.0001 per share; 1,000,000,000 shares authorized, 9,579,879 and 2,478,848 shares issued and outstanding, respectively	1	-
Additional paid-in capital	59,008	54,472
Accumulated deficit	(64,329)	(66,975)

Total stockholders’ deficit	(5,320)	(12,503)

Total liabilities and stockholders’ deficit	$995	$404

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REBUS HOLDINGS, INC.

(FKA INSPYR THERAPEUTICS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Operating expenses:
Research and development	$97	$11	$190	$33
General and administrative	118	126	371	344
Total operating expenses	215	137	561	377

Loss from operations	(215)	(137)	(561)	(377)

Other income (expense):
Gain on change in fair value of derivative liability	6,660	2,024	3,001	353
Gain on conversion of debt	(48)	240	1,130	398
Interest expense, net	(272)	(21)	(924)	(169)

Income (loss) before provision for income taxes	6,125	2,106	2,646	205

Provision for income taxes	-	-	-	-

Net income (loss)	$6,125	$2,106	$2,646	$205

Net income (loss) per common share, basic	$0.81	$11.84	$0.39	$2.25
Net income (loss) per common share, diluted	$(0.01)	$(0.02)	$(0.03)	$(0.05)

Weighted average shares outstanding, basic	7,612,241	181,774	6,740,889	94,764
Weighted average shares outstanding, diluted	38,536,773	7,230,566	20,928,472	7,143,556

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REBUS HOLDINGS, INC.

(FKA INSPYR THERAPEUTICS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(unaudited)

(in thousands, except share and per share data)

	Convertible				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2019	5,495	$-	12,160	$-	$51,957	$(60,680)	$(8,723)

Conversion of notes	-	-	58,378	-	730	-	730

Net loss	-	-	-	-	-	(726)	(726)

Balance, March 31, 2020 (unaudited)	5,495	-	70,538	-	52,687	(61,406)	(8,719)

Sale of preferred stock	5,000	-	-	-	5	-	5

Net loss	-	-	-	-	-	(1,175)	(1,175)

Balance, June 30, 2020 (unaudited)	10,495	-	70,538	-	52,692	(62,581)	(9,889)

Conversion of notes	-	-	473,186	-	570	-	570

Net income	-	-	-	-	-	2,106	2,106

Balance, September 30, 2020 (unaudited)	10,495	$-	543,724	$-	$53,262	$(60,475)	$(7,213)

	Convertible				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2020	18,495	$-	2,478,848	$-	$54,472	$(66,975)	$(12,503)

Conversion of notes	-	-	4,248,864	1	3,462	-	3,463

Director compensation waived	-	-	-	-	336	-	336

Net loss	-	-	-	-	-	(20,635)	(20,635)

Balance, March 31, 2021 (unaudited)	18,495	-	6,727,712	1	58,270	(87,610)	(29,339)

Conversion of notes	-	-	378,167	-	232	-	232

Net income	-	-	-	-	-	17,156	17,156

Balance, June 30, 2021 (unaudited)	18,495	-	7,105,879	1	58,502	(70,454)	(11,951)

Conversion of notes	-	-	2,474,000	-	506	-	506

Net income	-	-	-	-	-	6,125	6,125

Balance, September 30, 2021 (unaudited)	18,495	$-	9,579,879	$1	$59,008	$(64,329)	$(5,320)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REBUS HOLDINGS, INC.

(FKA INSPYR THERAPEUTICS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$2,646	$205
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on change in fair value of derivative liability	(3,001)	(353)
Gain on conversion of debt	(1,130)	(398)
Amortization of debt discount	924	167
Increase in operating liabilities:
Accounts payable and accrued expenses	152	134
Cash used in operating activities	(409)	(245)

Cash flows from investing activities:
Cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from convertible notes	1,000	250
Proceeds from sale of preferred stock	-	5
Cash provided by financing activities	1,000	255

Net increase in cash and restricted cash	591	10
Cash and restricted cash, beginning of period	404	23

Cash and restricted cash, end of period	$995	$33

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REBUS HOLDINGS, INC.

(FKA INSPYR THERAPEUTICS, INC.)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021 AND 2020

NOTE 1 – BACKGROUND

Rebus Holdings, Inc. (“we”, “us”, “our company”, “our”, “Rebus,” “Rebus Holdings,” or the “Company”) (formerly known as Inspyr Therapeutics, Inc., see Note 10 Subsequent Events) was formed under the laws of the State of Delaware in November 2003, and has its principal office in Westlake Village, California. We are focused on the research and development of novel targeted precision therapeutics for the treatment of cancer.

Our approach utilizes our proprietary delivery technology to better enhance immuno-modulation for improved therapeutic outcomes. Our potential first-in-class immune-oncology lead asset, RT-AR001, an adenosine receptor A2B antagonist, is differentiated by its novel microparticle formulation that allows for better tumor infiltration and enhanced outcomes when administered intra-tumorally. Our patented portfolio of adenosine receptor antagonists provides flexibility to optimize treatment based on the specific targets found in each type of cancer.

The adenosine receptor modulators include A 2B antagonists, dual A 2A /A 2B antagonists, and A 2A antagonists that have broad development applicability including indications within immuno-oncology and inflammation. Adenosine is implicated in immunosuppression in the tumor microenvironment. Adenosine receptor antagonists may boost the host immune response against the tumor as a single-agent and in combination with other existing immuno-oncology agents leading to enhanced tumor killing and inhibition of metastasis. Adenosine also has anti-inflammatory properties in the acute and chronic setting. Adenosine receptor antagonists may promote a decreased inflammatory response and can potentially treat a broad range of inflammatory and autoimmune based diseases and conditions (e.g., rheumatoid arthritis, joint injury, Crohn’s disease, psoriasis) as well as improve wound healing and decrease pain.

Pursuant to our recent termination of license with Ridgeway Therapeutics, Inc., a Delaware Corporation (“Ridgeway”), we reacquired the rights to certain intellectual property, discussed above, and are currently focusing on a pipeline of small molecule adenosine receptor modulators. In October 2020, pursuant to the cancellation of a license agreement whereby we previously licensed US Patent 9,593,118, we reacquired the exclusive right to such patent that covers both A2B and dual A2A/A2B antagonists. Accordingly, going forward our major focus will be to: (i) further characterization of the anti-cancer activity of our unique pipeline delivery platform containing A2B and dual A2A/A2B antagonists, leading to selection of a clinical candidate or candidates for an Investigative New Drug or IND enabling studies; and (ii) licensing and/or partnering our delivery platform and the A2B and dual A2A/A2B antagonists for further development.

Our ability to execute the business plan is contingent upon our ability to raise the necessary funds. During March 2020, we sold approximately $250,000 of debt securities and in October 2020, we sold $500,000 of debt securities for cash. In January 2021, we sold an additional $500,000 of debt securities for cash and in June 2021, we sold an additional $500,000 of debt securities for cash. We are currently using such funds to maintain our SEC reporting requirements, pay legal accounting and other professional fees, and to retain consultants and other personnel to develop the adenosine A2R antagonists and in preparation for an IND filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors. Should we fail to further raise sufficient funds to execute our business plan, our priority would be to maintain our intellectual property portfolio and seek business development opportunities with potential development partners and/or acquirors.

Reverse Stock Split

As further described in Note 10, Subsequent Events, pursuant to a written consent, Rebus’ shareholders approved a proposal authorizing the Board of Directors to effect a reverse stock split of the Company’s common stock (“Common Stock”).

On September 1, 2021, the Board of Directors approved a one-for-seventy-five (1-for-75) reverse stock split of the Company’s Common Stock (“Reverse Stock Split”). The Reverse Stock Split became effective with the Secretary of State of Delaware as of 4:59 p.m. Eastern Time on October 5, 2021, and the Company began trading on a post Reverse Stock Split basis at the market open on October 12, 2021. As a result of the Reverse Stock Split, each of the holders of the Company’s Common Stock received one (1) new share of Common Stock for every seventy-five (75) shares such shareholder held immediately prior. No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares that would have otherwise resulted from the Reverse Stock Split will be rounded up to the next whole number of shares. The Reverse Stock Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio. All share and per share data have been retroactively restated in the accompanying consolidated financial statements and footnotes for all periods presented to reflect the effects of the Reverse Stock Split.

Termination of License Agreement

On October 5, 2020, the Company entered into an agreement with Ridgeway(“Termination Agreement”) whereby the parties terminated the licensing agreement previously entered into on August 3, 2018 (“Licensing Agreement”), The Company had previously licensed certain technologies related to targeting adenosine receptor antagonists for the treatment of cancer (the “Licensed Assets”). As a result of the Termination Agreement, the Company reacquired full ownership and worldwide rights to all of the Licensed Assets as well as any improvements made thereto.

In exchange for entering into the Termination Agreement, the Company issued to Ridgeway: (i) 866,667 shares Common Stock, and (ii) 8,000 shares of Series F 0% Convertible Preferred Stock (“Series F Preferred Stock”). Additionally, the Company paid expenses and costs of Ridgeway’s aggregating approximately $25,000.

Pursuant to a Certificate of Designation of the Series F Preferred Stock, each share of Series F Preferred Stock has a stated value of $10.00 per share and is convertible into Common Stock at any time at the election of the holder. In the aggregate, all of the Series F Preferred Stock issued to Ridgeway is convertible into such number of shares of Common Stock equal to eighty percent (80%) of the issued and outstanding shares of Common Stock, post-conversion, on the conversion date (taking into effect any forward or reverse stock splits or consolidations). The Series F Preferred Stock votes on an as if converted to Common Stock basis. Additionally, upon the Company’s outstanding Convertible Debentures (as such term is defined in the Certificate of Designation) being terminated, converted, or otherwise extinguished, the Series F Preferred Stock will automatically convert into Common Stock.

Pursuant to the Termination Agreement, in the event that the Company is unable to secure equity financing resulting in aggregate gross proceeds to the Company of at least $5,000,000 by October 5, 2023, or in the event that the Company ceases its operations, then the Termination Agreement will be deemed terminated and the Licensing Agreement will be reinstated in exchange for the return of the Common Shares and Series F Preferred Stock issued to Ridgeway.

As a result of the issuance of the Common Shares and Series F Preferred Stock, Ridgeway became the owner of approximately 54.14% of the Company’s issued and outstanding Common Stock. Furthermore, by virtue of the issuance of the Series F Preferred Stock, Ridgeway will vote on an as if converted to common stock basis which shall be equal to eighty percent (80%) of the issued and outstanding Common Stock post-conversion. Accordingly, the Board of Directors determined that a change in control of the registrant has occurred. The Company did not have a prior relationship with Ridgeway, or any of its principals, except pursuant to the terms contained in the Termination Agreement and its previous relationship under the Licensing Agreement.

NOTE 2 – MANAGEMENT’S PLANS TO CONTINUE AS A GOING CONCERN

Basis of Presentation

We have prepared our unaudited condensed consolidated financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have incurred losses from operations since inception, we have a working capital deficit of $5.3 million and we have an accumulated deficit of $64.3 million as of September 30, 2021. We anticipate incurring additional losses for the foreseeable future until such time, if ever, that we can generate significant sales from our therapeutic product candidates which are currently in development, or we enter into cash flow positive business development transactions.

To date, we have generated no sales or revenues, have incurred significant losses and expect to incur significant additional losses as we advance our product candidates through development. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in the research and development of pharmaceutical compounds.

Our cash balances at September 30, 2021 were approximately $995,000, representing 100% of our total assets. Based on our current expected level of operating expenditures, and including $500,000 that we raised in January 2021 and $500,000 that we raised in June 2021, pursuant to the sale of our senior convertible debentures, we expect to be able to fund our operations into the second quarter of 2022. We will require additional cash to fund and continue our operations beyond that point. This period could be shortened if there are any unanticipated increases in planned spending on development programs or other unforeseen events. We anticipate raising additional funds through public or private sales of debt or equity securities, or some combination thereof. There is no assurance that any such financing will be available when needed in order to allow us to continue our operations, or if available, on terms favorable or acceptable to us.

In the event additional financing is not obtained, we may pursue cost cutting measures as well as explore the sale of assets to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate any of our development programs or clinical trials, these events could have a material adverse effect on our business, results of operations, and financial condition. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our current cash level raises substantial doubt about our ability to continue as a going concern past the second quarter of 2022. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

NOTE 3 – SUMMARY OF CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited. The unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

These interim consolidated financial statements for the three and nine months ended September 30, 2021 and 2020 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods presented. The results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future period. All references to September 30, 2021 and 2020 financials in these footnotes refer to unaudited consolidated financial statements as of those dates.

These unaudited condensed consolidated financial statements should be read in conjunction with our audited financial statements and the notes thereto for the year ended December 31, 2020, included in the Company’s annual report on Form 10-K filed with the SEC on March 31, 2021.

The consolidated balance sheet as of December 31, 2020 has been derived from the audited consolidated financial statements at such date but do not include all disclosures required by the accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the parent company, Rebus Holdings, Inc., (fka Inspyr Therapeutics, Inc.) and its wholly-owned subsidiary, Lewis & Clark Pharmaceuticals, Inc. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Significant estimates include the fair value of derivative instruments, stock-based compensation, recognition of clinical trial costs and other accrued liabilities. Actual results may differ from those estimates.

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for pre-clinical research, toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs associated therewith.

We incurred research and development expenses of approximately $97,000 and $11,000 for the three months ended September 30, 2021 and 2020, respectively. We incurred research and development expenses of approximately $190,000 and $33,000 for the nine months ended September 30, 2021 and 2020, respectively.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed applicable government mandate insurance limits. We have not experienced any losses in our accounts. We did not have any cash equivalents at September 30, 2021 or December 31, 2020.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may exceed applicable government mandated insurance limits. Cash was $1.0 million and $0.4 million at September 30, 2021 and December 31, 2020, respectively. As of September 30, 2021 and December 31, 2020, there was no cash over the federally insured limit.

Loss per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

The following potentially dilutive securities have been excluded from the computations of diluted weighted average shares outstanding for the three and nine months ended September 30, 2021 and 2020, as they would be anti-dilutive:

	Three and Nine Months Ended September 30,
	2021	2020
Shares underlying options outstanding	9	9
Shares underlying warrants outstanding	53	53
Shares underlying convertible preferred stock outstanding	95,250	3,739
	95,312	3,801

Diluted loss per share for the three and nine months ended September 30, 2021 and 2020 is calculated as follows:

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Net income attributable to common shareholders	$6,125	$2,106	$2,646	$205
Income attributable to convertible instruments	(6,612)	(2,264)	(4,131)	(751)
Expense attributable to convertible instruments	272	21	924	169
Diluted loss attributable to common shareholders	$(215)	$(137)	$(561)	$(377)

Basic shares outstanding	7,612,241	181,774	6,740,889	94,764
Dilutive convertible instruments	30,924,532	7,048,792	14,187,583	7,048,792
Diluted shares outstanding	38,536,773	7,230,566	20,928,472	7,143,556

Diluted loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.05)

Derivative Liability

The Company has financial instruments that are considered derivatives or contain embedded features subject to derivative accounting. Embedded derivatives are valued separately from the host instrument and are recognized as derivative liabilities in the Company’s balance sheet. The Company measures these instruments at their estimated fair value and recognizes changes in their estimated fair value in results of operations during the period of change. The Company values its derivative liabilities using the Black-Scholes option valuation model. The resulting liability is valued at each reporting date and the change in the liability is reflected as change in derivative liability in the statement of operations.

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments with maturities of one year or less when acquired. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

The derivative liabilities consist of our convertible notes and Series F preferred stock with variable conversion features. The Company uses the Black-Scholes option-pricing model to value its derivative liabilities which incorporate the Company’s stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Fair Value Measurements

The U.S. GAAP Valuation Hierarchy establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The Company has recorded a derivative liability for its convertible notes and preferred stock with variable conversion features as of September 30, 2021 and 2020. The tables below summarize the fair values of our financial liabilities as of September 30, 2021 and December 31, 2020 (in thousands):

	Fair Value at September 30,	Fair Value Measurement Using
	2021	Level 1	Level 2	Level 3

Convertible notes	$542	—	—	$542
Preferred stock	1,416	—	—	1,416
Derivative liability	$1,958	$—	$—	$1,958

	Fair Value at December 31,	Fair Value Measurement Using
	2020	Level 1	Level 2	Level 3

Convertible notes	$2,705	—	—	$2,705
Preferred stock	4,123	—	—	4,123
Derivative liability	$6,828	$—	$—	$6,828

The reconciliation of the derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):

	Nine Months ended September 30,
	2021	2020

Balance at beginning of period	$6,828	$1,785
Additions to derivative instruments	1,354	167
Reclassification on conversion	(3,223)	(766)
Gain on change in fair value of derivative liability	(3,001)	(353)
Balance at end of period	$1,958	$833

Recent Accounting Pronouncements

With the exception of those discussed below, there have not been any recent changes in accounting pronouncements and Accounting Standards Update (ASU) issued by the Financial Accounting Standards Board (FASB) during the nine months ended September 30, 2021 that are of significance or potential significance to the Company.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands).

	Nine Months Ended September 30,
	2021	2020
Non-cash financial activities:
Common stock issued on conversion of notes payable and derivative liability	$4,202	$1,300
Debentures converted to common stock	2,568	933
Derivative liability extinguished upon conversion of notes payable	3,223	766
Derivative liability issued	1,354	167
Accounts payable paid through issuance of debentures	100	—
Accrued directors fees forgiven and credited to paid in capital	336	—

There was no cash paid for interest and income taxes for the nine months ended September 30, 2021 and 2020.

NOTE 5 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	September 30, 2021	December 31, 2020
Accrued compensation and benefits	$1,326	$1,326
Accrued research and development	233	233
Accrued other	427	381
Total accrued expenses	$1,986	$1,940

NOTE 6 – DERIVATIVE LIABILITY

We account for equity-linked financial instruments, such as our convertible preferred stock, convertible debentures and our common stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the respective agreement. Equity-linked financial instruments are accounted for as derivative liabilities, in accordance with ASC Topic 815 – Derivatives and Hedging, if the instrument allows for cash settlement or issuance of a variable number of shares. We classify derivative liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the stock warrant.

We have issued convertible debentures and preferred stock which contain variable conversion features, anti-dilution protection and other conversion price adjustment provisions. As a result, the Company assessed its outstanding equity-linked financial instruments and concluded that the convertible notes and preferred stock are subject to derivative accounting. The fair value of the conversion feature is classified as a liability in the consolidated financial statements, with the change in fair value during the periods presented recorded in the consolidated statement of losses.

During the three months ended September 30, 2021 and 2020, we recorded income of approximately $6.7 million and $2.0 million, respectively, related to the change in fair value of the derivative liabilities during the periods. During the nine months ended September 30, 2021 and 2020, we recorded income of approximately $3.0 million and $0.4 million, respectively. For purpose of determining the fair market value of the derivative liability, the Company used Black Scholes option valuation model. The significant assumptions used in the Black Scholes valuations of the derivatives at September 30, 2021 are as follows:

Volatility	121% - 182%
Expected term (years)	3 - 9 months
Risk-free interest rate	0.04% – 0.05%
Dividend yield	None

As of September 30, 2021 and December 31, 2020, the derivative liability recognized in the financial statements was approximately $2.0 million and $6.8 million, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Operating Leases

the Company currently does not have any ongoing leases for office space. It has availability to office space on an as needed basis. Its employees work on a remote basis.

There was no rent expense for the three and nine months ended September 30, 2021 and 2020.

Legal Matters

The Company is subject at times to legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

NOTE 8 – CAPITAL STOCK AND STOCKHOLDERS’ EQUITY

Preferred Stock

As of September 30, 2021, there were outstanding (i) 133.8 shares of Series A Preferred Stock, (ii) 71 shares of Series B Preferred Stock, (iii) 290.4290 shares of Series C Preferred Stock, (iv) 5,000 shares of Series D Preferred Stock, (v) 5,000 shares of Series E Preferred Stock, and (vi) 8,000 shares of Series F Preferred Stock.

Pursuant to a Certificate of Designation filed with the Delaware Secretary of State on October 6, 2020, each share of Series F Preferred Stock has a stated value of $10.00 per share and is convertible into Common Stock at any time at the election of the holder. We issued all 8,000 shares of the Series F stock to Ridgeway Therapeutics, Inc. in connection with the Termination Agreement described in Note 1. In the aggregate, all of the Series F Preferred Stock issued to Ridgeway is convertible into such number of shares of Common Stock equal to eighty percent (80%) of the issued and outstanding shares of Common Stock, post-conversion, on the conversion date (taking into effect any forward or reverse stock splits or consolidations). The Series F Preferred Stock votes on an as if converted to common stock basis. Additionally, upon the Company’s outstanding Convertible Debentures (as such term is defined in the Certificate of Designation) being terminated, converted, or otherwise extinguished, the Series F Preferred Stock will automatically convert into Common Stock.

As a result of past equity financings and conversions of debentures, the conversion prices of (i) our Series A Preferred Stock has been reduced to $29,812.50 per share at September 30, 2021, (ii) our Series B Preferred Stock has been reduced to $0.75 per share at September 30, 2021, (iii) 200 shares of our Series C preferred stock has been reduced to $1,125.00 per share at September 30, 2021, (iv) 90.43418 shares of our Series C Preferred Stock has been reduced to $562.50 per share at September 30, 2021.

Common Stock

During the nine months ended September 30, 2021, we issued a total of 7,101,031 shares of common stock, valued at $4,201,812, upon the conversion of $2,568,048 principal amount of our convertible debentures. We recorded loss on conversion of debt of $47,872 and gain on conversion of debt of $1,129,632 during the three and nine months ended September 30, 2021, respectively.

During the three months ended March 31, 2021, we entered into settlement and release agreements with two of our independent directors for the settlement of past due director fees and the mutual release of all claims. Pursuant to the agreements, the directors agreed to waive an aggregate of $435,667 in outstanding director fees in exchange for the following: (i) the aggregate payment of $100,000 (of which $50,000 was paid in November 2020 and $50,000 in February 2021) and (ii) immediately prior to the announcement that the Company has received approval from the FDA to commence its first Phase 1 clinical trial after March 1, 2021 (which has yet to occur), common stock purchase options with an aggregate Black Scholes’ value of $80,000, having an exercise price equal to the closing price on the day preceding the announcement, and a term of 10 years. The difference between the amount waived of $435,667 and the cash paid of $100,000 has been credited to paid in capital during the three months ended March 31, 2021.

During the nine months ended September 30, 2020, we issued a total of 531,564 shares of common stock, valued at $1,300,653, upon the conversion of $932,935 principal amount of our convertible debentures. We recorded gain on conversion of debt of $240,356 and $398,323 during the three and nine months ended September 30, 2020, respectively.

NOTE 9 – CONVERTIBLE DEBENTURES AND NOTES

June 2021 Debenture

On June 18, 2021, the Company sold an aggregate of $600,000 of senior convertible debentures (“June Debentures”) for (i) $500,000 in cash and (ii) $100,000 in cancellation of outstanding indebtedness to existing accredited and institutional investors of the Company. The June Debentures (i) are non-interest bearing, (ii) have a maturity date of June 18, 2022, (iii) are convertible into shares of Common Stock at the election of the holders at any time, subject to a beneficial ownership limitation of 9.99%, and (iv) have a conversion price equal to the lesser of $24.75 and 85% of the lowest Volume Weighted Average Price (VWAP) during the five (5) trading days immediately prior to the conversion date, subject to adjustment, as described therein.

The June Debentures also contain provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The investors also have the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the June Debentures contains anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the June Debentures are no longer outstanding. Additionally, the Company has the option to redeem some or all of the June Debentures for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the June Debentures.

We recorded an initial derivative liability of $644,457 related to the fair value of the derivative liability associated with the June Debentures. We recorded debt discount of $600,000, which will be amortized to interest expense over the term of the June Debentures, and we charged $44,457 to interest expense upon issue. We have amortized $155,000 and $175,000 of discount to interest expense during the three and nine months ended September 30, 2021, respectively. Unamortized discount at September 30, 2021 was $425,000.

January 2021 Debenture

On January 12, 2021, we sold a $500,000 senior convertible debenture (“January Debenture”) for (i) $500,000 for cash to an existing institutional investor of the Company. The January Debenture (i) is non-interest bearing, (ii) has a maturity date of January 12, 2022, (iii) is convertible into shares of Common Stock at the election of the holder at any time, subject to a beneficial ownership limitation of 9.99%, and (iv) has a conversion price equal to the lesser of $24.75 and 85% of the lowest VWAP during the five (5) trading days immediately prior to the conversion date, subject to adjustment, as described therein.

The January Debenture also contains provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The investor also has the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the January Debentures contains anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the January Debenture is no longer outstanding. Additionally, the Company has the option to redeem some or all of the January Debenture for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the January Debenture.

During the nine months ended September 30, 2021, $412,480 of January Debenture has been converted to Common Stock and $87,520 remained outstanding at September 30, 2021.

We recorded an initial derivative liability of $709,835 related to the fair value of the derivative liability associated with the January debenture. We recorded debt discount of $500,000, which will be amortized to interest expense over the term of the January debenture, and we charged $209,835 to interest expense upon issue. We have amortized $94,404 and $326,253 of discount to interest expense during the three and nine months ended September 30, 2021, respectively, and $148,842 has been charged off against gain upon the conversion of the October Debentures during the three and nine months ended September 30, 2021. Unamortized discount at September 30, 2021 was $24,905.

October 2020 Debentures

On October 23, 2020, the Company sold an aggregate of $600,000 of senior convertible debentures (“October Debentures”) for (i) $500,000 in cash and (ii) $100,000 in cancellation of outstanding indebtedness to existing accredited and institutional investors of the Company.

The October Debentures (i) are non-interest bearing, (ii) have a maturity date of October 23, 2021, (iii) are convertible into shares of Common Stock at the election of the holders at any time, subject to a beneficial ownership limitation of 9.99%, and (iv) have a conversion price equal to the lesser of (i) $24.75 and (ii) 85% of the lowest VWAP during the five trading days immediately prior to the date of conversion.

During the nine months ended September 30, 2021, $500,000 of October Debentures have been converted to common stock and $100,000 remains outstanding at September 30, 2021.

We had recorded debt discount of $600,000 related to the October Debentures, which will be amortized to interest expense over the term of the October Debentures. We have amortized $23,551 and $168,539 of discount to interest expense during the three and nine months ended September 30, 2021, and $0 and $311,111 has been charged off against gain upon the conversion of the October Debentures during the three and nine months ended September 30, 2021, respectively. Unamortized discount at September 30, 2021 was $7,850.

March 2020 Debentures

On March 6, 2020, the Company sold an aggregate of $250,000 of senior convertible debentures (the “March Debentures”) for cash to existing accredited institutional investors of the Company. The March Debentures (i) are non-interest bearing, (ii) have a maturity date of July 16, 2020 and (iii) are convertible into shares of Common Stock at the election of the holder at any time, subject to a beneficial ownership limitation of 9.99%. The March Debentures have a conversion price equal to the lesser of (i) $24.75 and (ii) 85% of the lowest VWAP during the five trading days immediately prior to the date of conversion. The maturity date of the debentures was extended to June 30, 2021.

The March Debentures were fully converted to Common Stock during the three months ended March 31, 2021.

November 2019 Debentures

An existing institutional investor has paid certain of our accounts payable in the amount of $26,235. We issued $26,235 in new debentures with substantially the same terms as our October Debenture. The debentures were issued in November 2019. The debentures originally matured November 20, 2020. The maturity date of the debentures was extended to June 30, 2021.

The debentures were fully converted to Common Stock during the three months ended March 31, 2021.

October 2019 Debentures

Effective September 30 2019, debenture holders waived certain events of default under debentures and notes issued in our debenture offerings and extended the maturity date of such debentures until March 31, 2020 in exchange for the issuance of $96,000 in new debentures with substantially the same terms as our October Debentures. The debentures were issued in October 2019. The debentures originally matured on October 1, 2020. The maturity date of the debentures was extended to June 30, 2021.

The debentures were fully converted to Common Stock during the three months ended March 31, 2021.

July 2019 Debentures

On July 16, 2019, we entered into securities purchase agreements with certain institutional investors. Pursuant to the securities purchase agreement, we issued an aggregate of $154,000 of senior convertible debentures (the “July 2019 Debentures”) in exchange for the extension of the maturity date of our December 2018 convertible notes and certain of our July 2018 and September 2017 convertible debentures, and the waiver of certain default provisions of our July 2018 and September 2017 convertible debentures. The maturity date of the debentures was extended to June 30, 2021.

The July 2019 Debentures were fully converted to Common Stock during the three months ended March 31, 2021.

December 2018 Notes

On December 13, 2018, we issued an aggregate of $25,000 in convertible promissory notes for cash proceeds of $25,000. The notes mature on the earlier of (i) June 30, 2019 or (ii) such time as we raise capital in exchange for the sale of securities and bear interest at 10% per year, payable on the maturity date. Pursuant to the terms of the notes, they may be converted into shares of Common Stock upon an event of default (as such term is defined in the notes) or upon the maturity date at the election of the holder at a price per share equal to 75% of the lowest trade price of our Common Stock on the trading day immediately prior to the date such exchange is exercised by the holder. The maturity date of the notes was extended to June 30, 2021.

The notes were fully converted to Common Stock during the three months ended March 31, 2021.

July 2018 Debentures

On July 3, 2018, we entered into securities purchase agreements with certain institutional investors. Pursuant to the securities purchase agreement, we sold an aggregate of $515,000 of senior convertible debentures (“July 2018 Debentures”) consisting of $500,000 in cash and the cancellation of $15,000 of obligations of the Company. Pursuant to the terms of the securities purchase agreement, we issued $515,000 in principal amount of July 2018 Debentures. The July 2018 Debentures have substantially the same terms as the October Debentures. The maturity date of the debentures was extended to June 30, 2021.

The July 2018 Debentures were fully converted to common stock during the three months ended March 31, 2021.

September 2017 Debentures

On September 12, 2017, we entered into an exchange agreement with certain holders of our Series A 0% Convertible Preferred Stock (“Series A Shares”) and Series B 0% Convertible Preferred Stock (“Series B Shares”). Pursuant to the terms of the agreement, we issued to the investors approximately $2.5 million in principal amount of senior convertible debentures (the “September 2017 Debentures”) in exchange for 1,614.8125 Series A Shares with a stated value of approximately $1.6 million and 890 Series B Shares with a stated value of approximately $0.9 million. On September 12, 2017, we sold an aggregate of $320,000 of our September 2017 Debentures. The sale consisted of $250,000 in cash and the cancellation of $70,000 of obligations of the Company. The maturity date of the debentures was extended to December 31, 2021.

During the nine months ended September 30, 2021, $589,334 of debenture have been converted to common stock and $110,072 remains outstanding at September 30, 2021.

NOTE 10 – SUBSEQUENT EVENTS

Adoption of Agreement and Plan of Merger and Consummation of Reorganization

On September 28, 2021 the Company implemented a holding company reorganization through an Agreement and Plan of Merger (the “Merger Agreement”), which became effective with the Financial Industry Regulatory Authority (“FINRA”) on October 11, 2021 at 5:00 p.m. Eastern Time (the “Effective Time”). The Merger Agreement was entered into by and among Inspyr Therapeutics, Inc., Rebus Holdings, Inc., and Rebus Sub, Inc., a wholly-owned subsidiary of Rebus Holdings which has resulted in Rebus becoming the direct parent company of Inspyr Therapeutics and replacing Inspyr Therapeutics as the public company trading on the OTC Markets (“OTC”) (the “Reorganization”). Further, the Company will begin trading under the symbol RBSH in twenty (20) trading days from October 12, 2021.

Pursuant to the Merger Agreement, Rebus Sub has merged with Inspyr Therapeutics pursuant to the filing of a certificate of merger with Inspyr Therapeutics surviving as a direct, wholly-owned subsidiary of Rebus Holdings (the “Merger”). At the Effective Time of the Merger:

(i)	Each outstanding share of Inspyr Therapeutics Common Stock, par value $0.0001 per share (“Inspyr Common Stock”), automatically converted into one share of Common Stock of Rebus Holdings, having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Inspyr Therapeutics Common Stock immediately prior to the Reorganization;

(ii)	Each outstanding share of Inspyr Series A Convertible Preferred Stock, par value $0.0001 per share (“Inspyr Series A Stock”), automatically converted into one share of Series A Convertible Preferred Stock par value $0.0001 per share, of Rebus Holdings (“Rebus Series A Stock”), having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Inspyr Series A Stock immediately prior to the Reorganization;

(iii)	Each outstanding share of Inspyr Series B Convertible Preferred Stock, par value $0.0001 per share (“Inspyr Series B Stock”), automatically converted into one share of Series B Convertible Preferred Stock par value $0.0001 per share, of Rebus Holdings (“Rebus Series B Stock”), having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Inspyr Series B Stock immediately prior to the Reorganization;

(iv)	Each outstanding share of Inspyr Series C Convertible Preferred Stock, par value $0.0001 per share (“Inspyr Series C Stock”), automatically converted into one share of Series C Convertible Preferred Stock par value $0.0001 per share, of Rebus Holdings (“Rebus Series C Stock”), having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Inspyr Series C Stock immediately prior to the Reorganization;

(v)	Each outstanding share of Inspyr Series D Convertible Preferred Stock, par value $0.0001 per share (“Inspyr Series D Stock”), automatically converted into one share of Series D Convertible Preferred Stock par value $0.0001 per share, of Rebus Holdings (“Rebus Series D Stock”), having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Inspyr Series D Stock immediately prior to the Reorganization;

(vi)	Each outstanding share of Inspyr Series E Convertible Preferred Stock, par value $0.0001 per share (“Inspyr Series E Stock”), automatically converted into one share of Series E Convertible Preferred Stock par value $0.0001 per share, of Rebus Holdings (“Rebus Series E Stock”), having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Inspyr Series E Stock immediately prior to the Reorganization; and

(vii)	Each outstanding share of Inspyr Series F Convertible Preferred Stock, par value $0.0001 per share (“Inspyr Series F Stock”), automatically converted into one share of Series F Convertible Preferred Stock par value $0.0001 per share, of Rebus Holdings (“Rebus Series F Stock”), having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Inspyr Series F Stock immediately prior to the Reorganization.

Accordingly, upon consummation of the Reorganization (and the Reverse Stock Split as defined below), Inspyr stockholders automatically became stockholders of Rebus Holdings, on a one-for-one basis, with the same number and approximate ownership percentage of shares of the same class as they held in Inspyr immediately prior to the Effective Time. The Reorganization is intended to be a tax-free transaction for U.S. federal income tax purposes for Inspyr stockholders.

The Reorganization has been conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation. The conversion of stock occurred automatically without an exchange of stock certificates. In addition, at the Effective Time:

●	Each outstanding and unexpired option to purchase Inspyr Common Stock automatically converted into one share of Rebus Holdings Common Stock;

●	Each outstanding warrant to purchase Inspyr Common Stock (“Inspyr Warrant”), whether or not vested, automatically converted into and become a warrant to purchase Rebus Holdings Common Stock (“Rebus Warrant”) and Rebus Holdings assumed each Inspyr Warrant in accordance with the terms of each Inspyr Warrant, and such Rebus Warrant has the same number of shares, the same exercise price (subject to adjustments), the same restrictions on exercise, and any other provisions contained in the Inspyr Warrants; and

●	Each outstanding convertible debt instrument of Inspyr Therapeutics, including but not limited to, promissory notes or debentures that are convertible into Inspyr Common Stock (“Inspyr Convertible Notes”) automatically converted into, assumed, and became the convertible debt instruments of Rebus Holdings (“Rebus Convertible Notes”).

As a result of the Reorganization, Rebus Holdings became the successor issuer to Inspyr Therapeutics pursuant to Rule 12g-3(a) of the Exchange Act, and as a result, shares of Rebus Holdings Common Stock are deemed registered under Section 12(g) of the Exchange Act as the Common Stock of the successor issuer.

Reverse Stock Split

The 1-for-75 Reverse Stock Split became effective with the Secretary of State of Delaware as of 4:59 p.m. Eastern Time on October 5, 2021, and the Company began trading on a post Reverse Stock Split basis at the market open on October 12, 2021. As a result of the Reverse Stock Split, each of the holders of the Company’s Common Stock received one (1) new share of Common Stock for every seventy-five (75) shares such shareholder held immediately prior. The Reverse Stock Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio. All share and per share data has been retroactively restated in the accompanying consolidated financial statements and footnotes for all periods presented to reflect the effects of the Reverse Stock Split.

As a result, effective on October 12, 2021 (and just prior to the completion of the Reorganization), each of the holders of Inspyr Common Stock received one (1) new share of Inspyr Common Stock for every seventy-five (75) shares such shareholder held immediately prior to the Reverse Split Effective Time. The Reverse Stock Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio. No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares that would have otherwise resulted from the Reverse Stock Split will be rounded up to the next whole number of shares.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock was adjusted from 772,902,289 shares to 10,309,212 shares. Additionally, pursuant to the terms of their Certificates of Designation, each Series of Inspyr preferred stock had the conversion price at which shares of such applicable preferred stock may be converted into shares of Inspyr Common Stock proportionately adjusted to reflect the Reverse Stock Split. Additionally, all outstanding options, warrants and convertible debt of Inspyr were adjusted proportionately pursuant to the Reverse Stock Split.

As a result of the Reorganization, each shareholder received such number of shares of Rebus Holdings Common Stock and Rebus Holdings Preferred Stock as the shareholder would have held of Inspyr immediately following the Reverse Stock Split.

Post Reverse Stock Split and Reorganization Information

The Company began trading on post Reverse Stock Split and Reorganization basis on the Pink Sheets of the OTC Markets Group on October 12, 2021 under the same symbol NSPX. In twenty (20) trading days from October 12, 2021, the Company will begin trading under the symbol RBSH ..

The officers and members of the Board of Inspyr became the officers and members of the board of directors of the Rebus Holdings.

Pursuant to the Reorganization, Rebus Holdings has, on a consolidated basis, the same assets, businesses, and operations as Inspyr Therapeutics had immediately prior to the Reorganization.

Issuance of Common Stock upon Conversion of Debentures

The Company issued 729,333 shares of Common Stock pursuant to the conversion of $87,520 of our outstanding debentures.

REBUS HOLDINGS, INC.

5,806,864

Shares of Common Stock

Prospectus

December 9, 2021